Exhibit 10.1

SECOND AMENDED AND RESTATED
CREDIT AGREEMENT

Among:

TRUIST BANK,

as “Lender”

and

SUPERIOR GROUP OF COMPANIES, INC.,
a Florida corporation,

as “Borrower”

and

THE OTHER LOAN PARTIES HERETO

Dated: February 8, 2021

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (as amended, modified, restated or supplemented at any time or from time to time, this “Agreement”) is made and entered into as of February 8, 2021, by and among TRUIST BANK (formerly known as Branch Banking and Trust Company) (“Lender”), having an address of 401 E. Jackson Street, Suite 2000, Tampa, Florida 33602; SUPERIOR GROUP OF COMPANIES, INC. (formerly known as Superior Uniform Group, Inc.), a Florida corporation (“Borrower”); and Borrower’s Wholly Owned Subsidiaries, CID RESOURCES, INC., a Delaware corporation (“CID”), SUPERIOR UNIFORM GROUP, LLC, a Florida limited liability company (“SUG”), FASHION SEAL CORPORATION, a Nevada corporation (“Fashion Seal”), THE OFFICE GURUS, LLC, a Florida limited liability company (“TOG”), BAMKO, LLC, a Delaware limited liability company (“BAMKO”), SUPERIOR UNIFORM ARKANSAS LLC, an Arkansas limited liability company (“SU-ARK”), SUPERIOR GROUP HOLDINGS, INC., a Texas corporation (“SGHI”), and SUPERIOR GROUP HOLDINGS (IL), LLC, an Illinois limited liability company (“SGH-IL”), all having an address of 10055 Seminole Boulevard, Seminole, Florida 33772. Borrower, CID, SUG, Fashion Seal, TOG, BAMKO, SU-ARK, SGHI, SGH-IL and each other Person becoming a Subsidiary Loan Party and a Guarantor at any time as provided in Sections 6.18 and 6.19 hereof, are each individually sometimes referred to herein as a “Loan Party” and collectively as the “Loan Parties.”

W I T N E S S E T H:

A.     Certain of the parties hereto are parties to an Amended and Restated Credit Agreement, dated as of May 2, 2018, by and among Borrower, the guarantors party thereto, and Branch Banking and Trust Company, as lender (as amended by that certain First Amendment to Amended and Restated Credit Agreement and Loan Documents, dated as of January 22, 2019, that certain Second Amendment to Amended and Restated Credit Agreement, dated as of September 27, 2019, and as further amended, modified, extended, restated, replaced or supplemented from time to time, the “Existing Credit Agreement”), and certain other Loan Documents entered into in connection with (and as defined in) the Existing Credit Agreement (collectively with the Existing Credit Agreement, the “Existing Loan Documents”), pursuant to which Lender provided to Borrower a secured term loan in the principal amount of $42,000,000.00, a secured term loan in the principal amount of $85,000,000.00, and a secured revolving line of credit in the maximum principal amount of $75,000,000.00 (the “Existing Revolving Credit”), in each case as set forth in the Existing Credit Agreement.

B.     The Loan Parties have requested Lender to increase the Existing Revolving Credit to an aggregate maximum principal amount of $125,000,000.00. The parties wish to enter into this Agreement and the other Loan Documents (as defined herein) to provide for such loans and credit facilities to Borrower, which shall amend, restate, replace and supersede (but not cause a novation of) the Existing Credit Agreement and the other Existing Loan Documents, and which hereinafter shall govern the terms and conditions under which Lender shall provide senior secured term loans and a senior secured revolving credit facility to Borrower.

NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:

Article One
DEFINITIONS

1.01     Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“2017 Closing Date” shall mean February 28, 2017.

“2017 Term Loan” shall mean the term loan described in Section 2.01 hereof made by Lender to Borrower in the principal amount of $42,000,000.00, to be used solely for the purposes set forth in Section 2.01.

“2017 Term Loan Maturity Date” shall mean February 26, 2024.

“2017 Term Loan Note” shall mean the Amended and Restated Term Loan Promissory Note in the principal amount of $42,000,000.00, dated as of the 2018 Closing Date, executed by Borrower and payable to the order of Lender, in the form of Exhibit G-1 attached hereto, together with all amendments, modifications, replacements, consolidations, or renewals thereof or supplements thereto.

“2018 Closing Date” shall mean May 2, 2018.

“2018 Term Loan” shall mean the term loan described in Section 2.01 hereof made by Lender to Borrower in the original stated principal amount of $85,000,000.00, to be used solely for the purposes set forth in Section 2.01.

“2018 Term Loan Maturity Date” shall mean January 22, 2026.

“2018 Term Loan Note” shall mean the Term Loan Promissory Note in the original stated principal amount of $85,000,000.00, dated as of the 2018 Closing Date, executed by Borrower and payable to the order of Lender, in the form of Exhibit G-2 attached hereto, together with all amendments, modifications, replacements, consolidations, or renewals thereof or supplements thereto.

“Acquisition” shall mean any transaction or series of related transactions by which Borrower or any direct or indirect Subsidiary of Borrower, directly or indirectly through one or more Subsidiaries, (a) acquires any going business, or all or substantially all of the assets, of any Person, whether through purchase of assets, merger or otherwise; or (b) acquires securities or other ownership interests of any Person having at least a majority of combined voting power of the then outstanding securities or other ownership interests of such Person.

“Advance” shall mean the aggregate principal amount of any borrowing of funds under the Revolving Credit Facility.

“Affiliate” shall mean, as to any Person, each other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. A Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors or managing general partners.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Law” shall mean, as to any Loan Party or its assets, any law, ordinance, policy, manual provision, administrative guidance, statute, rule or regulation, or any determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon a Loan Party or any of its assets, or to which a Loan Party or any of its assets is subject.

“Applicable LIBOR Margin” shall mean the following percentages per annum, determined quarterly based upon the Funded Indebtedness to EBITDA Ratio set forth in each Compliance Certificate received by the Lender pursuant to Section 6.01(c):

Level	Funded Indebtedness to EBITDA Ratio	Applicable LIBOR Margin for Revolving Credit Facility, Letter of Credit Fees and 2017 Term Loan	Applicable LIBOR Margin for 2018 Term Loan
I	< 4.00:1	0.68%	0.85%
II	> 4.00:1 but < 4.25:1	1.00%	1.15%
III	> 4.25:1 but < 4.60:1	1.25%	1.40%
IV	> 4.60:1	1.50%	1.65%

The Applicable LIBOR Margin shall be effective as of the first day of the Fiscal Quarter (each, a “Rate Determination Date”) immediately following the Fiscal Quarter for which the Lender receives a Compliance Certificate pursuant to Section 6.01(c), and the Applicable LIBOR Margin so determined shall remain effective from such Rate Determination Date until the date which is the first day of the next Fiscal Quarter immediately following the Fiscal Quarter for which the Lender receives a Compliance Certificate pursuant to Section 6.01(c) (which latter date shall be a new Rate Determination Date); provided that (a) until the Lender receives a Compliance Certificate for the Fiscal Quarter ended December 31, 2020, the Applicable LIBOR Margin shall be Level I; and (b) if the Borrower fails to deliver to the Lender any Compliance Certificate required to be delivered pursuant to Section 6.01(c) with respect to any Fiscal Quarter, then for the period beginning on the first day of the Fiscal Quarter immediately following such Fiscal Quarter and ending on the date on which the Borrower delivers to the Lender the Compliance Certificate required to be delivered pursuant to Section 6.01(c) with respect to such Fiscal Quarter, the Advances shall bear interest, and fees with respect to Letters of Credit shall be determined, at a rate per annum determined at Level IV; provided that, at the election of the Lender, the principal amount of the Advances shall bear interest at the Default Rate upon the failure by the Borrower to deliver any Compliance Certificate as required by Section 6.01(c). Any change in the Applicable LIBOR Margin as of any Rate Determination Date shall result in a corresponding change, effective on and as of such Rate Determination Date, in the interest rate applicable to the Advances and in the fees applicable to each Letter of Credit outstanding on such Rate Determination Date; provided that no Applicable LIBOR Margin shall be decreased if a Default Condition is in existence on the Rate Determination Date.

Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 6.01(c) with respect to any Fiscal Quarter is shown to be inaccurate (regardless of whether (x) this Agreement is in effect, (y) the commitments in respect of the Revolving Credit Facility are in effect, or (z) any Advance is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable LIBOR Margin for any period (an “Applicable Period”) than the Applicable LIBOR Margin applied for such Applicable Period, then (A) the Borrower shall immediately deliver to the Lender a corrected Compliance Certificate for such Applicable Period, (B) the Applicable LIBOR Margin for such Applicable Period shall be determined as if the Funded Indebtedness to EBITDA Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall immediately and retroactively be obligated to pay to the Lender the accrued additional interest and fees owing as a result of such increased Applicable LIBOR Margin for such Applicable Period, which payment shall be promptly applied by the Lender in accordance with Section 3.08. Nothing in this paragraph shall limit the rights of the Lender with respect to Section 3.01(c) or Article 8, or any of its other rights under this Agreement or any other Loan Document. The Borrower’s obligations under this paragraph shall survive the termination of the Credit Facilities and the repayment of all other Obligations hereunder.

“Approved Acquisition” shall mean an Investment constituting an Acquisition that Lender has consented to in writing prior to the consummation of such Acquisition.

“Availability Period” shall mean the period from the Effective Date to the Revolving Commitment Termination Date.

“Benchmark Replacement” shall mean the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Lender and Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Screen Rate for Dollar-denominated syndicated credit facilities; and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be (i) in the case of the Revolving Credit Facility, less than 0.25%, the Benchmark Replacement will be deemed to be 0.25% for the purposes of this Agreement, and (ii) in the case of the 2017 Term Loan and the 2018 Term Loan, less than 0.00%, the Benchmark Replacement will be deemed to be 0.00% for the purposes of this Agreement.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the Screen Rate with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Lender and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Screen Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body, or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Screen Rate with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including timing and frequency of determining rates and making payments of interest and other administrative matters) that Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the Screen Rate:

(a)     in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Screen Rate permanently or indefinitely ceases to provide the Screen Rate; or

(b)     in the case of clause (c) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the Screen Rate:

(a)     a public statement or publication of information by or on behalf of the administrator of the Screen Rate announcing that such administrator has ceased or will cease to provide the Screen Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Screen Rate;

(b)     a public statement or publication of information by the regulatory supervisor for the administrator of the Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Screen Rate, a resolution authority with jurisdiction over the administrator for the Screen Rate, or a court or an entity with similar insolvency or resolution authority over the administrator for the Screen Rate, which states that the administrator of the Screen Rate has ceased or will cease to provide the Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Screen Rate; or

(c)     a public statement or publication of information by the regulatory supervisor for the administrator of the Screen Rate announcing that the Screen Rate is no longer representative.

“Benchmark Transition Start Date” shall mean (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication); and (b) in the case of an Early Opt-in Election, the date specified by Lender, by notice to Borrower.

“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Screen Rate and solely to the extent that the Screen Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Screen Rate for all purposes hereunder in accordance with Section 3.11, and (b) ending at the time that a Benchmark Replacement has replaced the Screen Rate for all purposes hereunder pursuant to Section 3.11.

“Borrowing Availability” shall mean, at any time, the amount by which the Revolving Commitment Amount exceeds the sum of the outstanding principal balance of the Revolving Credit Facility and LC Exposure.

“Business Day” shall mean a day other than a Saturday, Sunday, legal holiday or any other day when the Lender is authorized or required by applicable law to be closed.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that leases of real or personal property which would have been classified as operating leases under GAAP as in effect prior to the implementation of ASC 842 shall not constitute “Capital Leases Obligations” hereunder, notwithstanding any implementation of ASC 842 requiring such leases to be shown as a liability on a balance sheet in accordance with GAAP.

“Capital Stock” shall mean (a) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation; and (b) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

“Change in Control” shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of Borrower to any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof); (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 25% or more of the outstanding shares of the voting stock of Borrower other than by any Person that is a record holder of outstanding shares of the voting stock of the Borrower as of the Effective Date; (c) except to the extent such a change is the result solely of the retirement, death or disability of directors who are directors as of the Effective Date, the occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who are neither (i) directors as of the Effective Date, (ii) nominated by the current board of directors nor (iii) appointed by directors so nominated; or (d) Borrower ceases to own, directly or indirectly, the percentage of Capital Stock of each of its Subsidiaries that it owns, directly or indirectly, as of the Effective Date or, with respect to a Subsidiary acquired or formed after the date hereof, as of the date of such acquisition or formation.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Effective Date; (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date; or (c) compliance by Lender (or by Lender’s holding company, if applicable) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, or and any compliance by a Lender with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) be deemed to be a “Change in Law,” regardless of the date adopted, issued, promulgated or implemented.

“Charges” shall have the meaning ascribed to said term in Section 9.12 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all assets, property and interests in property that shall from time to time be pledged or be purported to be pledged as direct or indirect security for the Obligations pursuant to any one or more of the Security Documents, including without limitation, the following assets of Borrower or any Domestic Subsidiary of Borrower: (a) accounts and inventory owned at any time or from time to time by Borrower or any Domestic Subsidiary of Borrower; (b) all Capital Stock issued by each Domestic Subsidiary; and (c) to the extent pledged pursuant to Section 6.18, sixty-five percent (65%) of the Capital Stock issued by each Foreign Subsidiary directly owned by Borrower or any Domestic Subsidiary of Borrower. In the event of any inconsistency between this definition and the definition of Collateral in any Security Document, such Security Document shall control.

“Collateral Access Agreement” shall mean a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Collateral, in each case, in form and substance satisfactory to Lender.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall mean a certificate from the principal executive officer and the principal Financial Officer of Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit A.

“Contingent Obligation” shall mean, without duplication, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided that, with respect to any Loan Party, the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Coverage Ratio” shall have the meaning ascribed to said term in Section 6.16 hereof.

“Credit Facility” or “Credit Facilities” shall mean any or all of the 2017 Term Loan, the 2018 Term Loan and the Revolving Credit Facility.

“Default Condition” shall mean any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

“Default Rate” shall mean a simple rate of interest per annum equal to the lesser of (a) the applicable Interest Rate, as in effect from time to time, plus 4.00%, and (b) the Maximum Rate.

“Designated Person” shall mean any Person listed on a Sanctions List.

“Disqualified Stock” shall mean any Capital Stock which, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the last to occur of the 2017 Term Loan Maturity Date, the 2018 Term Loan Maturity Date and the Revolving Commitment Termination Date; or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) Indebtedness or (ii) any Capital Stock referred to in clause (a) above, in each case at any time prior to the first anniversary of the last to occur of the 2017 Term Loan Maturity Date, the 2018 Term Loan Maturity Date and the Revolving Commitment Termination Date.

“Dollars” or “$” shall mean dollars of the United States of America.

“Domestic Subsidiary” shall mean any direct or indirect Subsidiary of Borrower that is incorporated or organized under the laws of the United States of America, any State thereof, or the District of Columbia.

“Early Opt-in Election” shall mean the occurrence of:

(a)      a determination by Lender that Dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.11 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Screen Rate; and

(b)      the election by Lender to declare that an Early Opt-in Election has occurred and the provision by Lender of written notice of such election to Borrower.

“EBITDA” shall mean, for Borrower and its Subsidiaries for any period, on a consolidated basis, the amount of their earnings for such period, plus (a) Interest Expense for such period, (b) income tax expense for such period determined on a consolidated basis in accordance with GAAP, (c) depreciation expense for such period determined on a consolidated basis in accordance with GAAP, (d) amortization (including amortization of intangibles) expense for such period determined on a consolidated basis in accordance with GAAP, (e) (or less) any extraordinary or non-recurring items reducing (or increasing) such earnings for such period, (f) non-cash stock compensation reducing earnings for such period, (g) (or less) any other non-cash items (without duplication) reducing (or increasing) such earnings for such period, (h) losses (or less gains) from any non-ordinary course sale or disposition of assets permitted hereunder, and (i) reasonable transaction expenses incurred in connection with the closings of any Permitted Acquisition or any Approved Acquisition. For purposes of determining compliance with Sections 6.16 and 6.17 with respect to any period (a “Test Period”) which includes all or a portion of a Post-Acquisition Period, “EBITDA”, “Coverage Ratio” and “Funded Indebtedness to EBITDA Ratio” shall be calculated with respect to such Test Period by adding to the EBITDA amount calculated as set forth in the preceding sentence for the applicable Test Period, an additional amount equal to: (i) if such calculation is being made prior to the end of the first full fiscal quarter of such Post-Acquisition Period, the actual EBITDA attributable to the entity or assets acquired in the Permitted Acquisition or Approved Acquisition for the period of twelve months preceding the date such Permitted Acquisition or Approved Acquisition was consummated multiplied by 1.00; (ii) if such calculation is being made at the end of the first full fiscal quarter of such Post-Acquisition Period, the actual EBITDA attributable to the entity or assets acquired in the Permitted Acquisition or Approved Acquisition for the period of twelve months preceding the date such Permitted Acquisition or Approved Acquisition was consummated multiplied by 0.75; (iii) if such calculation is being made at the end of the second full fiscal quarter of such Post-Acquisition Period, the actual EBITDA attributable to the entity or assets acquired in the Permitted Acquisition or Approved Acquisition for the period of twelve months preceding the date such Permitted Acquisition or Approved Acquisition was consummated, multiplied by 0.5; and (iv) if such calculation is being made at the end of the third full fiscal quarter of such Post-Acquisition Period, the actual EBITDA attributable to the entity or assets acquired in the Permitted Acquisition or Approved Acquisition for the period of twelve months preceding the date such Permitted Acquisition or Approved Acquisition was consummated, multiplied by 0.25.

“Effective Date” shall mean February 8, 2021.

“Environmental Laws” shall mean any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health or occupational safety or the environment, now or hereafter in effect and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances; (c) any actual or alleged exposure to any Hazardous Substances; (d) the Release or threatened Release of any Hazardous Substances; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” shall mean any Person (including any trade or business, whether or not incorporated) that would be deemed to be under “common control” with, or a member of the same “controlled group” as, any Loan Party, within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Loan Party or any of its ERISA Affiliates from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any of its ERISA s of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” shall have the meaning given to such term in Section 8.01 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Excluded Accounts” shall mean (a) prior to the occurrence of a Default Condition or Event of Default under this Agreement, (i) any deposit account the balance of which is transferred at the end of each day to a deposit account maintained with the Lender or subject to its control, (ii) petty cash and other deposit accounts in which the aggregate balance in all such accounts at no time exceeds $100,000.00, and (iii) any deposit account arising in connection with any Permitted Acquisition or Approved Acquisition for a period of sixty (60) days following such Acquisition, or such longer period approved in writing by Lender in its sole discretion; and (b) after the occurrence of a Default Condition or an Event of Default under this Agreement, no account shall be an Excluded Account.

“Excluded Swap Obligation” shall mean, with respect to any guarantor of a Swap Obligation, including the grant of a security interest to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located; and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“Financial Officer” shall mean, with respect to Borrower, the vice president of finance, chief financial officer, principal accounting officer or treasurer of Borrower.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“Foreign Subsidiary” shall mean any direct or indirect Subsidiary of Borrower that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Funded Indebtedness to EBITDA Ratio” shall have the meaning ascribed to said term in Section 6.17 hereof.

“GAAP” shall mean generally accepted accounting principles as established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants, as amended and supplemented from time to time, subject to the terms of Section 1.02 hereof.

“Governmental Authority” shall mean the government of the United States of America, any other nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof; (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof; (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” shall mean, in the singular any Domestic Subsidiary of Borrower, including without limitation CID, SUG, Fashion Seal, TOG, BAMKO, SU-ARK, SGHI, SGH-IL and any other Subsidiary Loan Party at any time becoming a party hereto, and, collectively, all Domestic Subsidiaries of Borrower, including without limitation, CID, SUG, Fashion Seal, TOG, BAMKO, SU-ARK, SGHI, SGH-IL and any other Subsidiary Loan Party, from time to time, and each other Person who at any time or from time to time guaranties payment and/or performance of the Obligations, other than Excluded Swap Obligations.

“Guarant(y)(ies)” shall mean, in the singular, the Subsidiary Guaranty and any other guaranty agreement guaranteeing the Obligations, other than Excluded Swap Obligations, and executed in connection herewith, and, in the plural, the Subsidiary Guaranty and all other guaranty agreements guaranteeing the Obligations and executed in connection herewith, and in any case, as the same may be amended, restated, supplemented or otherwise modified at any time or from time to time.

“Hazardous Substances” shall mean any substances or materials (a) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any applicable Environmental Law; (b) that are defined by any applicable Environmental Law as toxic, explosive, corrosive, ignitable, infectious, radioactive or mutagenic; (c) the presence of which require investigation or response under any applicable Environmental Law; (d) that consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance; or (e) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or, synthetic gas.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whomsoever created, arising, evidenced or acquired under (a) any and all Hedging Transactions; (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions; and (c) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions, and shall include without limitation any Rate Management Obligations.

“Hedging Transaction” of any Person shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures and shall include without limitation any transaction evidenced by any Rate Management Agreement.

“Immaterial Foreign Subsidiary” shall mean, on any date of determination, any Foreign Subsidiary directly owned by the Borrower or any other Loan Party that, together with its Subsidiaries, (a) generates less than 10% of EBITDA of the Borrower and its Subsidiaries for the four (4) fiscal quarter period most recently ended for which financial statements have been delivered (or are required to have been delivered) under Section 6.01, and (b) owns assets of less than $1,500,000.00 as reflected in the financial statements most recently delivered on or prior to such date.

“Indebtedness” of any Person shall mean, without duplication (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided that for purposes of Section 8.01(i) hereof, trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures, and that adequate reserves for such contest are being maintained in accordance with GAAP), including, without limitation, earn-out and similar obligations, but only to the extent such obligations appear or are required to appear as debt on the balance sheet of such Person; (d) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person (other than accrued obligations); (e) all Capital Lease Obligations of such Person; (f) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit; (g) all guaranties of such Person of the type of Indebtedness described in clauses (a) through (f) above; (h) the value of property owned by such Person securing the Indebtedness of a third party, whether or not such Indebtedness has been assumed by such Person, but not to exceed the total amount of such third party Indebtedness; (i) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person; (j) all Off-Balance Sheet Liabilities; and (k) all Net Mark-to-Market Exposure in respect of all Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnitee” shall have the meaning ascribed to said term in Section 9.03(b) hereof.

“Interest Expense” shall mean, without duplication, for the Borrower and its Subsidiaries from time to time for any period determined on a consolidated basis in accordance with GAAP, the sum of (a) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period), plus (b) the net amount payable (or minus the net amount receivable) under interest rate Hedging Transactions during such period (whether or not actually paid or received during such period).

“Interest Rate” shall mean the LIBOR Rate or, if applicable pursuant to Section 3.11 or 3.12, the Standard Rate.

“Investments” shall have the meaning ascribed to said term in Section 7.04 hereof.

“Joinder to Credit Agreement” shall mean a Joinder to Credit Agreement in the form of Exhibit B attached hereto pursuant to which any Domestic Subsidiary formed or acquired by Borrower or any other Loan Party subsequent to the date hereof shall join in and become a Loan Party to this Agreement as provided in Sections 6.18 and 6.19 hereof.

“LC Commitment” shall mean that portion of the Revolving Commitment Amount that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $125,000,000.00.

“LC Disbursement” shall mean a payment made by Lender pursuant to a Letter of Credit.

“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit (but excluding the Letters of Credit themselves).

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.03 by Lender for the account of the Borrower pursuant to the LC Commitment.

“Letter of Credit Fee” shall have the meaning ascribed to said term in Section 3.07.

“LIBOR Interest Period” shall mean a period of one month, which period shall commence on the first day of each month (provided that the initial LIBOR Interest Period with respect to the Revolving Credit Facility shall commence on the Effective Date, with respect to the 2018 Term Loan commenced on the 2018 Closing Date, and with respect to the 2017 Term Loan commenced on the 2017 Closing Date) and ending on the date that is immediately prior to the numerically corresponding day of each month thereafter, subject to the terms of this Agreement and shall be determined by Lender in accordance with this Agreement and Lender’s loan systems and procedures periodically in effect, including, without limitation, in accordance with the following terms and conditions, as applicable:

(a)     Any LIBOR Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such LIBOR Interest Period shall end on the next preceding Business Day; and

(b)     Any LIBOR Interest Period which begins on a day for which there is no numerically corresponding day in a subsequent month if adjusted monthly or in a subsequent quarter if adjusted quarterly, shall end on the last Business Day of each subsequent month if adjusted monthly or in the last Business Day of each subsequent quarter if adjusted quarterly.

“LIBOR Rate” shall mean a rate of interest per annum equal to the sum obtained (rounded upwards, if necessary, to the next higher 1/100th of 1.0%) by adding (a) the One Month LIBOR, plus (b) the Applicable LIBOR Margin per annum. The LIBOR Rate shall be adjusted for any change in the LIBOR Reserve Percentage so that Lender shall receive the same yield. The interest rate will in no instance exceed the maximum rate permitted by applicable law. Notwithstanding the foregoing, in no event shall the LIBOR Rate be less than (x) in the case of the Revolving Credit Facility, 0.25%, plus the Applicable LIBOR Margin, and (y) in the case of the 2017 Term Loan and the 2018 Term Loan, the Applicable LIBOR Margin.

“LIBOR Rate Loan” shall mean any Loan bearing interest at a rate based upon the LIBOR Rate.

“LIBOR Reserve Percentage” shall mean the maximum aggregate rate at which reserves (including, without limitation, any marginal supplemental or emergency reserves) are required to be maintained under Regulation D by member banks of the Federal Reserve System with respect to dollar funding in the London interbank market. Without limiting the effect of the foregoing, the LIBOR Reserve Percentage shall reflect any other reserves required to be maintained by such member banks by reason of any applicable regulatory change against (a) any category of liability which includes deposits by reference to which the LIBOR Rate is to be determined or (b) any category of extensions of credit or other assets related to the LIBOR Rate.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Loan” means, individually or collectively as the context may require, (a) Advances under the Revolving Credit Facility, (b) the 2017 Term Loan and (c) the 2018 Term Loan.

“Loan Documents” shall mean this Agreement, the 2017 Term Loan Note, the 2018 Term Loan Note, the Revolving Note, the Guaranties, the Security Agreement and each other Security Document, any Rate Management Agreement, the Subordination Agreements, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Lender by or on behalf of the Loan Parties with respect to this Agreement and the transactions contemplated hereby, in each case as amended, modified, supplemented or restated from time to time.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on (a) the financial condition, operations, business, properties, liabilities (actual or contingent), or assets of the Borrower and its Subsidiaries taken as a whole; (b) the ability of any of the Loan Parties to perform their respective obligations under this Agreement or any of the other Loan Documents to which they are party; (c) the rights or remedies of the Lender under any of the Loan Documents; or (d) the legality, validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Lender hereunder and thereunder.

“Material Contract” shall mean any agreement identified in Item 601 of SEC Regulation S-K as a “material contract” required to be filed with appropriate SEC filings in accordance with the periodic reporting requirements of the Securities Exchange Act of 1934.

“Material Indebtedness” shall mean Indebtedness (other than the Credit Facilities, Letters of Credit and Rate Management Obligations, if any) and Hedging Obligations of any Loan Party, individually or in an aggregate principal amount exceeding $250,000.00. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Material Foreign Subsidiary” shall mean any Foreign Subsidiary that is directly owned by the Borrower or any other Loan Party and is not an Immaterial Foreign Subsidiary.

“Maximum Rate” shall have the meaning ascribed to said term in Section 9.12 hereof.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) fiscal years.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Net Worth” of any Person shall mean, as of any date of determination, an amount, determined in accordance with GAAP, as of the last day of the immediately preceding Fiscal Quarter equal to (a) total liabilities of the Borrower and its Subsidiaries, subtracted from (b) total assets of the Borrower and its Subsidiaries.

“Note” or “Notes” shall mean any one or more of the 2017 Term Loan Note, the 2018 Term Loan Note and the Revolving Note.

“Non-Pledged Foreign Subsidiary” shall have the meaning set forth in Section 7.04(d) hereof.

“Non-Pledged Immaterial Foreign Subsidiary” shall mean, as of any date of determination, an Immaterial Foreign Subsidiary that sixty-five percent (65%) of the Capital Stock issued by such Immaterial Foreign Subsidiary has not been pledged to Lender as collateral security for the Obligations.

“Notice of Borrowing” shall mean a Notice of Borrowing in the form of Exhibit C attached hereto to be delivered by Borrower to Lender as a condition of obtaining any Advance under the Revolving Credit Facility as provided in Section 2.02(d) hereof.

“Obligations” shall mean (a) all amounts owing by (i) Borrower to Lender pursuant to or in connection with the 2017 Term Loan Note, the 2018 Term Loan Note, the Revolving Note, or any other promissory note or other instrument of indebtedness from Borrower to Lender, at any time or from time to time, (ii) Borrower with respect to any Letter of Credit or under any LC Documents, and (iii) any of the Loan Parties to the Lender pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to the Credit Facilities, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to Lender incurred pursuant to the Notes, this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder; (b) all Rate Management Obligations; (c) all Treasury Management Obligations; (d) any obligations under any purchasing card or credit card account established for a Loan Party by Lender or any affiliate of Lender; and (e) all other indebtedness of whatever kind arising of any Loan Party to Lender or any affiliate of Lender, together with all renewals, extensions, modifications or refinancings of any of the foregoing. Notwithstanding the foregoing, the term “Obligations” shall exclude any Excluded Swap Obligations.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Off-Balance Sheet Liabilities” of any Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person; (b) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person; (c) any Synthetic Lease Obligation; or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which is not otherwise included in the definition of “Indebtedness” and does not constitute or appear as a liability on the balance sheet of such Person.

“One Month LIBOR” shall mean the average quoted by Bloomberg Finance L.P. (the “Screen Rate”), or any other quoting service or commonly available source utilized by the Lender, on the determination date for deposits in Dollars offered in the London interbank market for one month determined at approximately 11:00 am (London time) two (2) Business Days prior to the commencement of the applicable LIBOR Interest Period; provided that if the above method for determining one month LIBOR shall not be available, a rate determined in accordance with Section 3.11; and provided, further, that (x) with respect to the Revolving Credit Facility, if One Month LIBOR determined as provided above would be less than 0.25%, then One Month LIBOR shall be deemed to be 0.25%; and (y) with respect to the 2017 Term Loan and the 2018 Term Loan, if One Month LIBOR determined as provided above would be less than 0.00%, the One Month LIBOR shall be deemed to be 0.00%.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Participant” shall have the meaning ascribed to said term in Section 9.04(b) hereof.

“Patriot Act” shall have the meaning ascribed to said term in Section 9.14 hereof.

“Payment Date” shall mean the first day of each calendar month: (a) in the case of the Revolving Credit Facility, commencing on March 1, 2021, and ending on the Revolving Commitment Termination Date; (b) in the case of the 2017 Term Loan, commencing on April 1, 2017, and ending on the 2017 Term Loan Maturity Date; and (c) in the case of the 2018 Term Loan, commencing on June 1, 2018, and ending on the 2018 Term Loan Maturity Date.

“PBGC” shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

“Permitted Acquisition” shall mean any transaction consummated after the Effective Date hereof in which the Borrower or a Subsidiary Loan Party acquires all or substantially all of the assets or outstanding Capital Stock of any Person or any division or business line of any Person, or merges or consolidates with any Person (with any such acquisition being referred to as an “Acquired Business” and any such Person, division or line of business being the “Target”), provided that (a)(i) the purchase price with respect thereto (which shall include any and all earnouts and similar obligations) does not exceed $20,000,000.00 for any single Acquisition, and (ii) the aggregate purchase price (which shall include any and all earnouts and similar obligations) of all Permitted Acquisitions after the Effective Date does not exceed forty percent (40%) of Borrower’s Net Worth (determined as of the date such Permitted Acquisition is consummated); (b) at the closing of such transaction, after giving effect thereto, no Default Condition or Event of Default shall have occurred and be continuing; (c) the Target has EBITDA (assuming that EBITDA were to be determined for the Target and its Subsidiaries rather than Borrower and its Subsidiaries) for the twelve month period ending as of the most recent Fiscal Quarter end prior to the acquisition date in an amount greater than $0.00; (d) such acquisition is not a “hostile” acquisition and has been approved by the board of directors or managers and/or shareholders or members of the Borrower, the applicable Subsidiary and the Target; (e) at least ten (10) Business Days prior to the consummation of such transaction (or such shorter period consented to by Lender in its sole discretion), the Borrower shall give written notice of such transaction to Lender (the “Acquisition Notice”), and within ten (10) Business Days after the consummation of such transaction (or such longer period consented to by Lender in its sole discretion), the Borrower shall deliver to Lender the final acquisition agreement; (f) the Borrower or a Subsidiary Loan Party shall be the surviving entity of any merger, and the surviving entity in any merger shall not be a Foreign Subsidiary; (g) the Acquired Business shall be in substantially the same line of business as the Borrower and its Subsidiaries or a business reasonably related thereto; (h) at the time it gives the Acquisition Notice, the Borrower shall deliver to Lender pro forma financial statements for the next succeeding twelve-month period giving effect to the acquisition, which shall reflect that Borrower and its Subsidiaries will continue to be in compliance with all of the financial covenants set forth in this Agreement, in each case, as of the consummation of, and after giving effect to, such acquisition and such pro forma financial statements shall be prepared in a manner and incorporate determinations consistent with pro-forma financial statements previously delivered by Borrower to Lender; (i) Lender shall receive all documents relating to the acquisition and such additional documentation regarding the acquisition as it shall reasonably require (and to the extent practicably available), including, without limitation, audited financial statements (if available), or otherwise the highest quality prepared financial statements of such Target that are available, as applicable, for its two most recent fiscal years (provided that in the event the Target has not been in existence for at least two years, Lender shall receive the highest quality prepared financial statements of such Target that are available for such period of such Target’s existence), and unaudited fiscal year-to-date statements for the two most recent interim periods; and (j) within ten (10) Business Days after the consummation of such transaction (or such longer period consented to by Lender in its sole discretion), the Borrower shall deliver to Lender a certificate, executed by a Responsible Officer of Borrower, demonstrating in sufficient detail compliance with the financial covenants contained in Article Six of this Agreement on a pro forma basis after giving effect to such acquisition and, further, certifying that, after giving effect to the consummation of such acquisition, the representations and warranties of the Borrower and the Loan Parties contained herein will be true and correct in all material respects (except where the same are qualified by materiality, in which case, the same shall be true and correct in all respects) and as of the date of such consummation, except to the extent such representations or warranties expressly relate to an earlier date, and that Borrower and the other Loan Parties, as of the date of such consummation, will be in compliance with all other terms and conditions contained herein. Notwithstanding anything to the contrary herein, the parties hereby confirm that the acquisition by BAMKO of substantially all of the assets of Gifts by Design, Inc. on January 29, 2021 shall constitute a “Permitted Acquisition” for purposes hereof, with no further action being required by the Borrower or the other Loan Parties.

“Permitted Encumbrances” shall mean (a) Liens imposed by law for taxes, assessments or charges or levies of any Governmental Authority not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; (b) statutory Liens of suppliers carriers, warehousemen, mechanics, materialmen and similar Liens arising by operation of law in the ordinary course of business for amounts not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; (c) pledges, Liens and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (d) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of any Loan Party; (e) extensions, renewals or replacements of any Lien referred to in clauses (a) through (d) above; provided that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby; (f) statutory Liens on deposit accounts maintained with, or other property in the custody of, a depositary bank pursuant to its general business terms and in the ordinary course of business, provided that such Liens do not secure any Indebtedness; (g) Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to this Agreement to be applied against the purchase price for such Investment; (h) Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers of any Loan Party in the ordinary course of business; and (i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Loan Party in the ordinary course of business or Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods.

“Permitted Investments” shall mean (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof; (b) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof; (c) certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000.00; (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and (e) mutual funds investing solely in any one or more of the Permitted Investments described in the foregoing clauses (a) through (d).

“Person” shall mean a natural person, partnership, corporation, trust, unincorporated organization, limited liability company, limited liability partnership, association, joint venture, or a Governmental Authority (or political subdivision thereof) or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Acquisition Period” shall mean, with respect to a Permitted Acquisition or Approved Acquisition, the period beginning on the first day after the date such transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such transaction is consummated.

“Prime Rate” shall mean the rate of interest per annum announced by Lender from time to time and adopted as its Prime Rate, which is one of several rate indexes employed by Lender when extending credit and may not necessarily be Lender’s lowest lending rate.

“Rate Management Agreement” shall mean any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, Dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between any Loan Party and Lender or any affiliate of Lender, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

“Rate Management Obligations” shall mean any and all obligations of any Loan Party to Lender or any affiliate of Lender, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under or in connection with (a) any and all Rate Management Agreements, and (b) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

“Regulations T, U and X” shall mean Regulations T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

“Related Part(y)(ies)” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, and agents of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Required Insurance” shall have the meaning ascribed to said term in Section 6.02(a) hereof.

“Requirement of Law” shall mean, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or government documents of such Person and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Loan Documents.

“Responsible Officer” shall mean with respect to any Loan Party which is not a natural person any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president or a manager or managing member of such Loan Party or such other representative of such Loan Party as may be designated in writing by any one of the foregoing with the consent of Lender; and, with respect to the financial covenants only, the chief financial officer or the treasurer of such Loan Party

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other equity interest of any Loan Party or any of their respective Subsidiaries now or hereafter outstanding; (b) any redemption, conversion, exchange, retirement or similar payment, purchase or other acquisition for value, direct or indirect, or any shares of any class of stock or other equity interest of any Loan Party or their respective Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock or other equity interest of a Loan Party or any of its Subsidiaries now or hereafter outstanding.

“Revolving Commitment Amount” shall mean the principal sum of up to $125,000,000.00.

“Revolving Commitment Termination Date” shall mean the earlier to occur of (a) February 8, 2026 and (b) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Facility” shall mean the revolving line of credit described in Section 2.02 established and opened by Lender in favor of Borrower in the principal amount of up to $125,000,000.00, to be used solely for the purposes set forth in Section 2.02.

“Revolving Note” shall mean the Second Amended and Restated Revolving Line of Credit Promissory Note in the principal amount of up to $125,000,000.00, dated as of the Effective Date, executed by Borrower and payable to the order of Lender, in the form of Exhibit D attached hereto, together with all amendments, modifications, replacements, consolidations, or renewals thereof or supplements thereto.

“Sanctioned Country” shall mean a country or territory which is at any time subject to Sanctions.

“Sanctioned Person” shall mean (a) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List, or as otherwise published from time to time; or (b)(i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, (iii) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC, or (iv) any Person 50% or more owned, directly or indirectly, by any of the above.

“Sanctions” shall mean (a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government and administered by OFAC, (ii) the United Nations Security Council, (iii) the European Union or (iv) Her Majesty’s Treasury of the United Kingdom; and (b) economic or financial sanctions imposed, administered or enforced from time to time by the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury.

“Sanctions List” shall mean any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by the U.S. government and administered by OFAC, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury or the United Nations Security Council or any similar list maintained by the European Union, any other EU Member State, Her Majesty’s Treasury of the United Kingdom or any other U.S. government entity, in each case as the same may be amended, supplemented or substituted from time to time.

“Screen Rate” shall have the meaning ascribed to said term in the definition of “One Month LIBOR”.

“Security Agreement” shall mean the Second Amended and Restated Security Agreement, in the form of Exhibit E attached hereto made by Borrower and the other Loan Parties in favor of Lender as of the Effective Date, as amended, modified or supplemented from time to time.

“Security Agreement Supplement” shall mean each supplement substantially in the form of Annex 2 to the Security Agreement executed and delivered by any Domestic Subsidiary of Borrower pursuant to Section 6.18.

“Security Documents” shall mean the Security Agreement, and all other pledge or security agreements (including without limitation intellectual property security agreements), mortgages, deeds of trust, assignments or other similar agreements or instruments executed and delivered by any of the Loan Parties pursuant to the provisions hereof or otherwise in connection with the transactions contemplated hereby, in each case as amended, modified or supplemented from time to time.

“SOFR” shall mean, for any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Standard Rate” shall mean, for any day, a rate per annum equal to the sum of: (a) the Applicable LIBOR Margin for the 2017 Term Loan, the 2018 Term Loan or the Revolving Credit Facility, as the case may be, plus (b) the Lender’s announced Prime Rate, minus 2.75% per annum, and each change in the Standard Rate shall be effective on the date any change in the Prime Rate is publicly announced as being effective; provided that if the Standard Rate determined as provided above would be less than the Applicable LIBOR Margin for the 2017 Term Loan, the 2018 Term Loan or the Revolving Credit Facility, as the case may be, then the Standard Rate shall be deemed to be such Applicable LIBOR Margin.

“Subordinated Debt” shall mean any Indebtedness of the Borrower or any Subsidiary that (a) is expressly subordinated to the Obligations on terms reasonably satisfactory to Lender, (b) matures by its terms no earlier than six months after the later to occur of (i) 2017 Term Loan Maturity Date and (ii) the 2018 Term Loan Maturity Date, with no scheduled principal payments permitted prior to such maturity, except as may be permitted under the applicable Subordination Agreement, and (c) is evidenced by a note, bond, indenture or other similar agreement that is in a form reasonably satisfactory to the Lender.

“Subordination Agreements” shall mean the collective reference to, and “Subordination Agreement” shall mean, each intercreditor or subordination agreement, in form and substance satisfactory to Lender, from the holders of any Subordinated Debt in favor of Lender.

“Subsidiary” shall mean, with respect to any Person, any corporation or other Person of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of any Loan Party.

“Subsidiary Guaranty” shall mean the Second Amended and Restated Subsidiary Guaranty Agreement substantially in the form of Exhibit F made by the Domestic Subsidiaries of Borrower as of the Effective Date, and as the same be joined in at any time or from time to time by any Domestic Subsidiary created, formed or acquired hereafter, in favor of Lender, as the same may be amended, restated, modified or supplemented at any time or from time to time.

“Subsidiary Guaranty Supplement” shall mean each supplement substantially in the form of Annex I to the Subsidiary Guaranty executed and delivered by any Domestic Subsidiary of Borrower pursuant to Section 6.18.

“Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Subsidiary Guaranty Agreement and is a party to this Agreement as of the Effective Date or becomes a party to this Agreement subsequent to the Effective Date hereof by executing a Joinder to Credit Agreement. Unless the applicable Loan Parties otherwise agree, no Foreign Subsidiary shall be required to become a Subsidiary Loan Party.

“Swap Obligation” shall mean any Rate Management Obligation that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, as amended from time to time.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended, and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (a) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and (b) without duplication, all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall have the meaning ascribed to said term in Section 3.14(a) hereof.

“Term SOFR” shall mean the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Treasury Management Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party owing to Lender or any affiliate of Lender pursuant to any agreements governing the provision to such Loan Party of treasury or cash management services, including deposit accounts, funds transfer, automated clearing house, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“UCC” shall mean the Uniform Commercial Code as in effect in each applicable jurisdiction.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unused Line Fee” shall have the meaning ascribed to said term in Section 3.06 hereof.

“Wholly Owned” shall mean, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary is owned, directly or indirectly, by such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.02     Accounting Matters.

(a)     Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Loan Parties delivered pursuant to Section 6.01(a) hereof. Notwithstanding any other provision contained herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof. For purposes of determining compliance with any covenant (including computation of any financial covenant) contained herein, Indebtedness of the Loan Parties shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB Accounting Standards Codification 825 on financial liabilities shall be disregarded.

(b)     Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.03     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns; (c) the words “hereof,” “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof; (d) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement; and (e) all references to a specific time shall be construed to refer to the time in the city and state of Lender’s principal office in Charlotte, North Carolina.

1.04     Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person; and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Article Two
CREDIT FACILITIES AND LETTERS OF CREDIT

2.01     Term Loans.

(a)     General Terms.

(i)

Pursuant to the Existing Credit Agreement, Lender has made to Borrower, and Borrower has taken from Lender, the 2017 Term Loan in the principal amount of $42,000,000.00, which was funded in a single advance to Borrower on the 2017 Closing Date, for the purposes set forth in the Existing Credit Agreement.

(ii)

Pursuant to the Existing Credit Agreement, Lender has made to Borrower, and Borrower has taken from Lender, the 2018 Term Loan in the principal amount of $85,000,000.00, which was funded in a single advance to Borrower on the 2018 Closing Date, for the purposes set forth in the Existing Credit Agreement.

(b)     Term Loan Notes.

(i)

The 2017 Term Loan is evidenced by the 2017 Term Loan Note, which (A) is payable to the order of Lender, (B) is in a stated principal amount of $42,000,000.00, (C) bears interest at the Interest Rate in accordance with the provisions of the 2017 Term Loan Note and Section 3.01(a) hereof, (D) provides for monthly payments on each Payment Date, commencing with the Payment Date occurring on April 1, 2017, of (1) principal in the amount of $500,000.00 per month, plus (2) accrued interest at the Interest Rate, as provided in the 2017 Term Loan Note, (E) is due and payable in full in accordance with the 2017 Term Loan Note and Section 3.02(a) hereof on the 2017 Term Loan Maturity Date, and (F) is entitled to all of the benefits of this Agreement and the other Loan Documents and subject to the provisions hereof and thereof.

(ii)

The 2018 Term Loan is evidenced by the 2018 Term Loan Note, which (A) is payable to the order of Lender, (B) is in an original stated principal amount of $85,000,000.00, and after giving effect to the principal payment described in Section 3.02(c) that was made on January 22, 2019, the outstanding principal amount of the 2018 Term Loan Note was $65,000,000.00, (C) bears interest at the Interest Rate in accordance with the provisions of the 2018 Term Loan Note and Section 3.01(a) hereof, (D) provides for monthly payments on each Payment Date of (1) accrued interest at the Interest Rate as provided in the 2018 Term Loan Note, plus (2) commencing with the Payment Date occurring on February 1, 2019 and continuing on each Payment Date thereafter, principal in the amount of $773,809.52 per month, (E) is due and payable in full in accordance with the 2018 Term Loan Note and Section 3.02(c) hereof on the 2018 Term Loan Maturity Date, and (F) is entitled to all of the benefits of this Agreement and the other Loan Documents and subject to the provisions hereof and thereof.

(c)     Voluntary Prepayments. The Borrower shall have the right to prepay the 2017 Term Loan and 2018 Term Loan, in whole or in part, at any time, without premium or penalty. Any principal prepayment of the 2017 Term Loan Note or 2018 Term Loan Note, as the case may be, shall be applied to payments due under the 2017 Term Loan Note or 2018 Term Loan Note, as the case may be, in the inverse order of their maturity. Notwithstanding the foregoing, any and all obligations of the Loan Parties under any Rate Management Agreement(s) must also be fully satisfied by the Borrower, in accordance with the terms of such Rate Management Agreement(s), and any and all Obligations, including without limitation, the Revolving Credit Facility must be indefeasibly paid in full in cash, prior to release of any of the Collateral.

2.02     Revolving Credit Facility.

(a)     General Terms. Upon the execution of this Agreement and compliance with its terms and conditions and effective as of the Effective Date, Lender agrees to make to Borrower and Borrower agrees to take from Lender the Revolving Credit Facility in the principal amount of $125,000,000.00 for the purposes of the expansion of Borrower’s current assets and for working capital purposes. The Revolving Credit Facility shall be available to Borrower during the Availability Period so long as no Default Condition or Event of Default exists as of the date of each Advance, the Revolving Commitment Termination Date has not occurred, and the Revolving Credit Facility has not been otherwise terminated. Subject to the terms of this Agreement, Lender shall make advances under the Revolving Credit Facility into the Borrower’s designated operating account or other designated deposit account maintained with Lender upon receipt of the written or oral request (thereafter confirmed in writing) of Borrower. Borrower may borrow, re-pay (either partially or wholly) and re-borrow on a revolving basis Advances not to exceed at any time or from time to time the maximum principal sum outstanding under the Revolving Credit Facility of $125,000,000.00, subject in each case to the Borrowing Availability, upon and subject to the terms, conditions and limitations herein contained. Each borrowing under the Revolving Credit Facility shall be made as an Advance hereunder and under the Revolving Note for providing working capital to Borrower, reimbursing LC Disbursements as provided in Section 2.03 and the other provisions hereof applicable thereto, and other general business purposes, including without limitation Permitted Acquisitions and Approved Acquisitions.

(b)     Revolving Note. The Revolving Credit Facility shall be evidenced by the Revolving Note, which shall (i) be executed by the Borrower, (ii) be payable to the order of Lender, (iii) be dated as of the Effective Date, (iv) be in a stated principal amount of $125,000,000.00, (v) bear interest at the Interest Rate in accordance with the provisions of the Revolving Note and Section 3.01(b) hereof, (vi) provide for monthly payments of interest only at the Interest Rate on each Payment Date commencing on March 1, 2021, as provided in the Revolving Note, (vii) be due and payable in full in accordance with the Revolving Note and Section 3.02(b) hereof on the Revolving Commitment Termination Date, and (viii) be entitled to all of the benefits of this Agreement and the other Loan Documents and subject to the provisions hereof and thereof.

(c)     Voluntary Prepayments. The Borrower shall have the right to prepay the Revolving Credit Facility, in whole or in part, at any time, without premium or penalty. Any principal prepayment of the Revolving Note shall be applied to payments due under the Revolving Note in the inverse order of their maturity. Notwithstanding the foregoing, any and all obligations of the Loan Parties under any Rate Management Agreement(s) must also be fully satisfied by the Borrower, in accordance with the terms of such Rate Management Agreement(s), and any and all Obligations, including without limitation, the 2017 Term Loan and the 2018 Term Loan must be indefeasibly paid in full in cash, prior to release of any of the Collateral.

(d)     Procedure for Advances.

(i)

Lender agrees to make Advances under the Revolving Credit Facility to the Borrower from time to time in accordance with the treasury and cash management services and products provided to the Borrower by the Lender.

(ii)

Except as provided in clause (i) above, in order to obtain any other Advance under the Revolving Credit Facility, Borrower shall submit to Lender a Notice of Borrowing setting forth the principal amount of the Advance to be obtained by Borrower from Lender pursuant to the terms hereof. So long as such Notice of Borrowing is received by the Lender prior to 11:00 a.m. (Charlotte, North Carolina time), such Advance can be made on the Business Day of receipt of such notice. Unless otherwise indicated by the Borrower, each Notice of Borrowing shall be irrevocable.

(iii)

The amount of each Advance, whether advanced pursuant to clause (i) or (ii) above, when added to the then outstanding principal balance of the Revolving Credit Facility shall not exceed in any and all events the amount of the Borrowing Availability.

2.03     Letters of Credit.

(a)     During the Availability Period, Lender agrees to issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is thirty (30) days prior to the Revolving Commitment Termination Date, unless the Letter of Credit is fully secured by a cash deposit equal to the face amount of the Letter of Credit by a written pledge in all respects acceptable to Lender; (ii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance the LC Exposure would exceed the LC Commitment; and (iii) no Default Condition or Event of Default exists and is continuing.

(b)     To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give Lender irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Borrower shall further pay to Lender the Letter of Credit Fees as provided in Section 3.07 applicable to each Letter of Credit. In addition to the satisfaction of the conditions in Article Four, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as Lender shall approve and that the Borrower shall have executed and delivered any additional applications, agreements, reimbursement agreements, and instruments relating to such Letter of Credit as Lender shall reasonably require; provided that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c)     Lender shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. Lender shall notify the Borrower of such demand for payment and whether Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse Lender with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse Lender for any LC Disbursements paid by Lender in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified Lender prior to 11:00 a.m. (Charlotte, North Carolina time) on the Business Day on which such drawing is honored that the Borrower intends to reimburse Lender for the amount of such drawing in funds other than from the proceeds of the Revolving Credit Facility, the Borrower shall be deemed to have timely given a Notice of Borrowing to Lender requesting Lender to make an Advance under the Revolving Credit Facility on the date on which such drawing is honored in an exact amount due to Lender which will be used for the purpose of reimbursing to Lender the amount of such LC Disbursement; provided that for purposes solely of such Advance, the conditions precedent set forth in Section 4.02 hereof shall not be applicable.

(d)     If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from Lender demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with Lender, in the name of Lender, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in subparagraphs (j) or (k) of Section 8.01. Such deposit shall be held by Lender as collateral for the payment and performance of the obligations of the Borrower under this Agreement. Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits in money market accounts or cash equivalents, which investments shall be made at the option and sole discretion of Lender and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by Lender to reimburse itself for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Credit Facilities has been accelerated, at the option of Lender, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(e)     Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i)	Any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii)

The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), Lender or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii)	Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)	Payment by Lender under a Letter of Credit against presentation of a draft or other document to Lender that does not comply with the terms of such Letter of Credit;

(v)

Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or

(vi)	The existence of a Default Condition or an Event of Default.

Neither Lender nor any Related Party of Lender shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Lender; provided that the foregoing shall not be construed to excuse Lender from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by Lender’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of Lender (as finally determined by a court of competent jurisdiction), Lender shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f)     Unless otherwise expressly agreed by Lender and Borrower when a Letter of Credit is issued and subject to applicable laws, performance under Letters of Credit by Lender, its correspondents, and the beneficiaries thereof will be governed by (i) the rules of the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued) as to each standby Letter of Credit, (ii) the rules of The Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance as to each documentary Letter of Credit, and (iii) to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 9.05.

Article Three
INTEREST, PRINCIPAL, MANDATORY PRINCIPAL PREPAYMENTS, LATE CHARGES, FEES, INABILITY TO DETERMINE INTEREST RATES, ILLEGALITY, INCREASED COSTS, TAXES

3.01     Interest.

(a)     Term Loans.

(i)

The Borrower shall pay interest on the 2017 Term Loan pursuant to the terms of the 2017 Term Loan Note in arrears as provided in the 2017 Term Loan Note on each Payment Date, in respect of the unpaid principal balance of the 2017 Term Loan, at the Interest Rate as in effect from time to time.

(ii)

The Borrower shall pay interest on the 2018 Term Loan pursuant to the terms of the 2018 Term Loan Note in arrears as provided in the 2018 Term Loan Note on each Payment Date, in respect of the unpaid principal balance of the 2018 Term Loan, at the Interest Rate as in effect from time to time

(b)     Revolving Credit Facility. The Borrower shall pay interest on the Revolving Credit Facility pursuant to the terms of the Revolving Note in arrears as provided in the Revolving Note on each Payment Date, in respect to the unpaid principal balance of the Revolving Credit Facility, at the Interest Rate as in effect from time to time.

(c)     Default Rate. Upon the occurrence and during the continuance of an Event of Default, all outstanding principal of the 2017 Term Loan, the 2018 Term Loan and the Revolving Credit Facility shall bear interest in accordance with the 2017 Term Loan Note, the 2018 Term Loan Note and the Revolving Note, respectively, at the Default Rate, and such default interest shall be payable pursuant to each of the 2017 Term Loan Note, the 2018 Term Loan Note and the Revolving Note on each Payment Date or upon demand or acceleration by Lender. To the greatest extent permitted by law, interest shall continue to accrue under the Notes at the Default Rate after the filing by or against any Loan Party of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.

(d)     Maximum Rate. Nothing contained in the Notes, this Agreement or in any other Loan Document shall be deemed to establish or require the payment of interest to Lender at a rate in excess of the Maximum Rate. If the amount of interest payable for the account of Lender under the 2017 Term Loan Note, the 2018 Term Loan Note or the Revolving Note on any Payment Date or upon the Revolving Commitment Termination Date, the 2018 Term Loan Maturity Date or the 2017 Term Loan Maturity Date, as applicable, would exceed the maximum amount permitted by Applicable Law to be charged by Lender, the amount of interest payable for its account on such Payment Date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction, if from time to time thereafter the amount of interest payable on any Payment Date or upon the Revolving Commitment Termination Date, the 2018 Term Loan Maturity Date or the 2017 Term Loan Maturity Date, as applicable, would be less than the maximum amount permitted by applicable law to be charged by Lender, then the amount of interest payable on such subsequent Payment Date or upon the Revolving Commitment Termination Date, the 2018 Term Loan Maturity Date or the 2017 Term Loan Maturity Date, as applicable, shall be automatically increased to such maximum permissible amount; provided that at no time shall the aggregate amount by which interest paid to the Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

3.02     Principal.

(a)     2017 Term Loan. Borrower shall pay principal on the 2017 Term Loan in accordance with the 2017 Term Loan Note in monthly installments of principal of $500,000.00, on each Payment Date commencing on April 1, 2017 and continuing on each Payment Date thereafter as provided in the 2017 Term Loan Note, and the entire outstanding principal balance of the 2017 Term Loan shall be paid in full in accordance with the terms of the 2017 Term Loan Note on the 2017 Term Loan Maturity Date. As of the Effective Date, the outstanding principal balance of the 2017 Term Loan is $20,500,000.00.

(b)     Revolving Credit Facility. Borrower shall pay the outstanding principal balance of the Revolving Credit Facility in accordance with the Revolving Note in full on the Revolving Commitment Termination Date.

(c)     2018 Term Loan. On January 22, 2019, the Borrower made a principal payment on the 2018 Term Loan in the amount of $20,000,000.00. Borrower shall pay the remaining principal on the 2018 Term Loan in accordance with the 2018 Term Loan Note in monthly installments of principal of $773,809.52, on each Payment Date commencing on February 1, 2019 and continuing on each Payment Date thereafter as provided in the 2018 Term Loan Note, and the entire outstanding principal balance of the 2018 Term Loan shall be paid in full in accordance with the terms of the 2018 Term Loan Note on the 2018 Term Loan Maturity Date. As of the Effective Date, the outstanding principal balance of the 2018 Term Loan is $48,750,000.08.

3.03     Mandatory Prepayments.

(a)     Sale of Assets. Within five (5) Business Days following receipt by the Borrower or any of its direct or indirect Domestic Subsidiaries of proceeds of any sale or disposition by the Borrower or such Domestic Subsidiary of any of its assets which when aggregated with the proceeds of prior sales and dispositions by the Borrower and its Domestic Subsidiaries within the same fiscal year exceed $500,000.00 in the aggregate (excluding (i) sales of inventory in the ordinary course of business, (ii) sales of obsolete equipment, and (iii) so long as there has not occurred any Default Condition or Event of Default and the Borrower has delivered to Lender satisfactory evidence of its intent to reinvest within five (5) Business Days following receipt of such proceeds, sales of assets the proceeds of which are invested into the businesses of the Borrower and its Subsidiaries within 180 days after such assets are sold, and the Borrower has delivered to Lender satisfactory evidence thereof within such time period), the Borrower shall prepay the Credit Facilities in an amount equal to such excess proceeds, net of commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrower or such Subsidiary in connection therewith (in each case, paid to non-Affiliates). Any such prepayment shall be applied in accordance with Section 3.03(d).

(b)     Insurance Proceeds. Within five (5) Business Days following receipt by the Borrower or any of its direct or indirect Domestic Subsidiaries of proceeds of any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Domestic Subsidiaries (excluding, so long as there has not occurred any Default Condition or Event of Default and the Borrower has delivered to Lender satisfactory evidence of its intent to reinvest within five (5) Business Days following receipt of such proceeds, proceeds which are invested into the businesses of the Borrower and its Subsidiaries within 180 days after the receipt of such proceeds, and the Borrower has delivered to Lender satisfactory evidence thereof within such time period), the Borrower shall prepay the Credit Facilities in an amount equal to all such proceeds. Any such prepayment shall be applied in accordance with Section 3.03(d).

(c)     Issuance of Debt or Securities. If the Borrower or any of its direct or indirect Subsidiaries issues any debt or equity securities (other than, so long as, in each case, there has not occurred any Default Condition or Event of Default, Indebtedness permitted under Section 7.01 or equity securities (i) issued by a Subsidiary of the Borrower to the Borrower or another Subsidiary, (ii) as to which the proceeds of such issuance are used exclusively for the consummation of any Permitted Acquisition or Approved Acquisition, (iii) issued as a form of executive compensation or (iv) issued in connection with one or more secondary offerings of Borrower’s Capital Stock in a transaction not prohibited by the Credit Agreement) then no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall prepay the Credit Facilities in an amount equal to: (1) first, 100% of all such proceeds, net of underwriting discounts and commissions and other reasonable costs, in each case, paid to non-Affiliates in connection therewith until the 2018 Term Loan is repaid in full; (2) second, after repayment in full of the 2018 Term Loan, unless the Lender consents otherwise, 100% of the remainder of such proceeds, until the Revolving Credit Facility is paid in full; and (3) third, unless the Lender consents otherwise, 50% of the remainder of such proceeds, until the 2017 Term Loan is paid in full. The Revolving Commitment Amount of the Lender shall not be permanently reduced by the amount of any prepayments made pursuant to this Section 3.03(c).

(d)     Order of Prepayment. Subject to Section 8.02, amounts to be applied in connection with prepayments made pursuant to Section 3.03(a), (b), or (c) shall be applied first, to Lender’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Credit Facilities; third, to the principal balance of the 2018 Term Loan, until the same shall have been paid in full; fourth, to the principal balance of the Revolving Credit Facility until the same shall have been paid in full; fifth, to the principal balance of the 2017 Term Loan until the same shall have been paid in full and applied to the scheduled payments of principal under the 2017 Term Loan Note in reverse order of their maturities; and sixth, to cash collateralize the Letters of Credit in accordance with Section 2.03(d) in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon. The Revolving Commitment Amount of the Lender shall not be permanently reduced by the amount of any prepayments made pursuant to this Section 3.03 (d).

3.04     Late Charges. If any payment of principal or interest is not paid when due under and pursuant to the 2017 Term Loan Note, the 2018 Term Loan Note or the Revolving Note (whether by acceleration or otherwise) or within ten (10) days thereafter, the Borrower shall pay to Lender as provided in each of said Notes a late payment fee of five percent (5%) of the payment amount then due, with a minimum fee of $20.00.

3.05     NSF Charges. Borrower shall pay to Lender a returned payment fee if Borrower or any Guarantor makes any payment at any time by check or other instrument, or by any electronic means, which is returned to Lender because of nonpayment due to nonsufficient funds. Lender shall not be obligated to accept any check, money order, or other payment instrument marked “payment in full” on any disputed amount due hereunder, and Lender expressly reserves the right to reject all such payment instruments. Borrower agrees that tender of its check or other payment instrument so marked will not satisfy or discharge its obligation under this Agreement, any Note or any other Loan Document, disputed, or otherwise, even if such check or payment instrument is inadvertently processed by Lender unless such payment is in fact sufficient to pay the amount due hereunder.

3.06     Unused Line Fee. Borrower shall unconditionally pay to Lender, in arrears, on the first Business Day of each April, July, October and January, beginning April 1, 2021, an availability fee (the “Unused Line Fee”) equal to 0.15% per annum of the average daily Borrowing Availability for the preceding calendar quarter or portion thereof.

3.07     Letter of Credit Fees. Borrower agrees to pay to Lender an annual fee (“Letter of Credit Fee”) for any Letter of Credit issued by Lender hereunder, prior to the issuance of any such Letter of Credit and on each anniversary of the issuance thereof equal to the product obtained by multiplying the Applicable LIBOR Margin for Advances by the amount available to be drawn under such Letter of Credit as of the date of determination. Additionally, with respect to any international Letter of Credit, Borrower agrees to pay to Lender (a) a $250.00 upfront application fee and (b) a fee for documentation review and processing, in the amount of 0.375% of the amount available to be drawn under such Letter of Credit, to be paid upon presentment of such Letter of Credit.

3.08     Method of Payments; Computations. All payments by Borrower pursuant to each of the 2017 Term Loan Note, the 2018 Term Loan Note and the Revolving Note or the terms of this Agreement shall be made without setoff, counterclaim, recoupment or other defense in Dollars and in immediately available funds to the Lender at its office referred to in the preamble to this Agreement, prior to 2:00 p.m. (Charlotte, North Carolina time), on the date payment is due. Any payment made as required pursuant to the terms hereof and of each of the 2017 Term Loan Note, the 2018 Term Loan Note and the Revolving Note, but after 2:00 p.m. (Charlotte, North Carolina time), shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day. All computations of interest and fees hereunder shall be made on the basis of a year consisting of 360 days and the actual number of days (including the first day, but excluding the last day) elapsed.

3.09     Account. Principal and/or interest payments due under each of the 2017 Term Loan Note, the 2018 Term Loan Note and the Revolving Note shall be deducted by Lender in accordance with the terms of the 2017 Term Loan Note, the 2018 Term Loan Note and the Revolving Note, respectively, and hereof from Borrower’s designated operating account or other designated deposit account maintained with Lender. Each payment under any of the 2017 Term Loan Note, the 2018 Term Loan Note or the Revolving Note may be applied in the following order: accrued interest, principal, fees, charges and advanced costs.

3.10     Recovery of Payments. Loan Parties agree that to the extent Borrower makes a payment or payments to or for the account of Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, or the recipient of any such payment elects to repay the same in good faith settlement of any pending or threatened avoidance claim, then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

3.11     Inability to Determine Interest Rate.

(a)     If Lender shall have determined (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining One Month LIBOR (including, without limitation, because the Screen Rate is not available or published on a current basis), provided that no Benchmark Transition Event or Early Opt-In Election shall have occurred at such time, then Lender shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to Borrower as soon as practicable thereafter. Until Lender shall notify Borrower that the circumstances giving rise to such notice no longer exist, (i) the obligations of Lender to make LIBOR Rate Loans or to continue or convert outstanding Loans as or into LIBOR Rate Loans shall be suspended, and (ii) all such affected Loans shall be converted into Standard Rate Loans on the last day of the then current interest period applicable thereto unless Borrower prepays such Loans in accordance with this Agreement.

(b)     Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Lender and Borrower may amend this Agreement to replace the Screen Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Lender has notified Borrower. No replacement of the Screen Rate with a Benchmark Replacement pursuant to these provisions will occur prior to the applicable Benchmark Transition Start Date.

(c)     In connection with the implementation of a Benchmark Replacement, Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)     Lender will promptly notify Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Lender pursuant to this Section 3.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.11.

3.12     Illegality. In the event the Lender shall determine, which determination shall be final, conclusive and binding, that the making, maintaining, continuance or funding of any portion of the Credit Facilities at the applicable Interest Rate, (a) has become unlawful as a result of compliance by Lender with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any of the same not having the force of law even though the failure to comply therewith would not be unlawful); or (b) has become impracticable, or would cause Lender material hardship, as a result of contingencies occurring after the Effective Date materially and adversely affect the London interbank market or Lender’s ability to make the Credit Facilities at the applicable Interest Rate generally, then and in any such event, Lender shall give notice (by telephone confirmed in writing or by telecopy) to Borrower of such determination. Thereafter, (x) the obligation of Lender to make any advance under the Revolving Credit Facility shall be suspended until such notice shall be withdrawn by Lender, and (y) the Credit Facilities shall bear interest at the Standard Rate until Lender notifies Borrower that the circumstances giving rise to such notice no longer exist.

3.13     Increased Costs.

(a)     If, at any time after the date hereof and from time to time, any Change in Law shall (i) subject Lender to any tax or other charge, or change the basis of taxation of payments to Lender, or its obligation to make, fund or maintain the Credit Facilities (other than any change in the rate or basis of tax on the overall net income or profits of Lender and, without duplication of amounts, other than as indemnified by Borrower pursuant to Section 3.14(b)), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender (except any reserve adjustment requirement which is otherwise reflected in the determination of the Libor Rate as provided in the definition thereof), or (iii) other than excluded by clause (ii) above, impose on Lender any other condition, and the result of the foregoing shall be to increase the cost to Lender of making or maintaining the Credit Facilities or to reduce the amount of any sum received or receivable by Lender hereunder, Borrower shall, within thirty (30) days of written demand therefor by Lender, pay to Lender such additional amounts as shall compensate Lender for such increase in costs or reduction in return.

(b)     If, at any time after the date hereof and from time to time, Lender shall have reasonably determined that the introduction of any Change in Law, or compliance by Lender with any Change in Law, has or would have the effect as a consequence of the Credit Facilities of reducing the rate of return on the capital of Lender or any Person controlling Lender to a level below that which Lender or such controlling Person could have achieved but for such Change in Law (taking into account such Lender’s or controlling Person’s policies with respect to capital adequacy), then, from time to time, within ten (10) Business Days after receipt by Borrower of written demand therefor by Lender, Borrower shall pay to Lender such additional amounts as will compensate Lender or such controlling Person for such reduction in return.

(c)     Determinations by Lender for purposes of this Section 3.13 of any increased costs, reduction in return, market contingencies, illegality or any other matter shall, absent manifest error, be conclusive, provided that such determinations are made in good faith. No failure by Lender at any time to demand payment of any amounts payable under this Section 3.13 shall constitute a waiver of its right to demand payment of any additional amounts arising at any subsequent time. Nothing in this Section 3.13 shall require or be construed to require Borrower to pay any interest, fees, costs or other amounts in excess of that permitted by applicable law.

3.14     Taxes.

(a)     Any and all payments by Borrower under the 2017 Term Loan Note, the 2018 Term Loan Note and the Revolving Note shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, other than Excluded Taxes (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes to Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.14), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) Borrower shall deliver to the Lender evidence of such payment.

(b)     The Loan Parties shall indemnify Lender for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 3.14) paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within ten (10) Business Days from the date Lender makes written demand therefor.

(c)     Lender agrees that if it subsequently recovers, or receives a permanent net tax benefit with respect to, any amount of Taxes (i) previously paid by it and as to which it has been indemnified by or on behalf of the Loan Parties or (ii) previously deducted by Borrower (including, without limitation, any Taxes deducted from any additional sums payable under clause (i) of subsection (a) above), Lender shall reimburse the applicable Loan Party to the extent of the amount of any such recovery or permanent net tax benefit (but only to the extent of indemnity payments made, or additional amounts paid, by or on behalf of such Loan Party under this Section 3.14 with respect to the Taxes giving rise to such recovery or tax benefit); provided that such Loan Party, upon the request of Lender, agrees to repay to the Lender the amount paid over to such Loan Party (together with any penalties, interest or other charges), in the event the Lender is required to repay such amount to the relevant taxing authority or other Governmental Authority. The determination by the Lender of the amount of any such, recovery or permanent net tax benefit shall, in the absence of manifest error, be conclusive and binding.

Article Four
CONDITIONS TO CREDIT FACILITIES AND LETTERS OF CREDIT

4.01     Conditions To Effectiveness. The obligations of Lender to make Advances under the Revolving Credit Facility and to issue any Letter of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied:

(a)     Lender shall have received all fees and other amounts due and payable on or prior to the Effective Date, including without limitation reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to Lender) required to be reimbursed or paid by Borrower hereunder and under any other Loan Document.

(b)     The Lender (or its counsel) shall have received the following:

(i)

a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Lender (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii)	the duly executed 2017 Term Loan Note, 2018 Term Loan Note and Revolving Note, in each case payable to the Lender;

(iii)	the Subsidiary Guaranty duly executed by the Subsidiary Loan Parties existing on or as of the Effective Date;

(iv)	the Security Agreement duly executed by Borrower and the Subsidiary Loan Parties;

(v)	each other Loan Document duly executed by the respective parties thereto;

(vi)

a certificate of the Secretary, Assistant Secretary or other authorized officer, general partner, member or manager of each Loan Party in form and substance acceptable to the Lender, attaching and certifying copies of its articles or certificate of incorporation, articles of organization, certificate of limited partnership, bylaws, partnership agreement, limited liability company agreement or operating agreement, or comparable organizational documents and authorizations of each such Person’s board of directors, general partners, members or managers, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer, general partner, member or manager of each Loan Party executing the Loan Documents to which it is a party;

(vii)

certificates of good standing, status or existence, as may be available from the Secretary of State or other issuing agency of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation, partnership, or limited liability company;

(viii)

favorable written opinions of Hill Ward Henderson, counsel to the Loan Parties, and certain other local counsel to Borrower, each addressed to Lender, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as Lender shall reasonably request;

(ix)

a certificate, in form and substance acceptable to the Lender, dated the Effective Date and signed by a Responsible Officer, certifying that (x) no Default Condition or Event of Default exists, (y) all representations and warranties of the Loan Parties set forth in the Loan Documents are true and correct in all material respects and (z) since the date of the financial statements of the Loan Parties described in Section 5.06 hereof, there shall have been no change which has had or would reasonably be expected to have a Material Adverse Effect;

(x)

certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of the Loan Parties, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Credit Facilities, any Letters of Credit, or any transaction being financed with the proceeds thereof shall be ongoing;

(xi)	if applicable, duly executed payoff letters or other evidence satisfactory to the Lender from lenders under any existing loans or credit facilities of Borrower;

(xii)

certified copies of all agreements, indentures or notes governing the terms of any Material Indebtedness and all other material agreements, documents and instruments to which any Loan Party or any of its assets are bound;

(xiii)

the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Lender that the Liens indicated in any such financing statement (or similar document) would be permitted by Section 7.02 hereof or have been or will be contemporaneously released or terminated; and

(xiv)

a copy of, or a certificate as to coverage under, the insurance policies required by the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Lender as additional insured, in form and substance satisfactory to the Lender.

(c)     Lender shall have received (i) the certificates representing any shares of Capital Stock pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of Borrower and (ii) each promissory note pledged to Lender pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to Lender) by the pledgor thereof.

(d)     Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.02 hereof), shall be in proper form for filing, registration or recordation.

4.02     Each Advance Under Revolving Credit Facility. The obligation of the Lender to make each Advance under the Revolving Credit Facility or to issue, amend, renew or extend any Letter of Credit is further subject to the satisfaction of the following conditions:

(a)     at the time of and immediately after giving effect to such Advance or the issuance, amendment, renewal or extension of any Letter of Credit, no Default Condition or Event of Default shall exist;

(b)     at the time of and immediately after giving effect to such Advance or the issuance, amendment, renewal or extension of any Letter of Credit, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (except where the same are qualified by materiality, in which case the same shall be true and correct in all respects) on and as of the date of such Advance or the date of issuance, amendment, renewal or extension of any Letter of Credit, in each case before and after giving effect thereto; and

(c)     if required pursuant to Section 2.02(d)(ii), Borrower shall have delivered to Lender a Notice of Borrowing.

Each Advance or request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Loan Parties on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 4.02 and that all of the representations and warranties provided in Article Five hereof remain true, accurate and complete in all material respects.

4.03     Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article Four, unless otherwise specified, shall be delivered to Lender and, except for the Notes, in sufficient counterparts or copies as Lender shall require and shall be in form and substance satisfactory in all respects to Lender.

Article Five
REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to Lender as follows:

5.01     Existence; Power. Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company, as applicable, under the laws of the jurisdiction of its organization; (b) has all requisite power and authority to carry on its business as now conducted; and (c) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

5.02     Organizational Power; Authorization. The execution, delivery and performance by the Loan Parties of the Loan Documents to which each is a party are within such Person’s organizational powers, as applicable, and have been duly authorized, as applicable, by all necessary organizational, and if required, shareholder, partner or member action. This Agreement and each other Loan Document dated the date hereof has been duly executed and delivered by the Loan Parties, and constitute, and each other Loan Document to which any Loan Party will become a party, when executed and delivered by such Loan Party shall constitute, valid and binding obligations of the Loan Parties, enforceable against each such Loan Party in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.03     Places of Business. Each Loan Party’s jurisdiction of organization is set forth in Schedule 5.03 hereto and (a) each Loan Party’s chief executive office, (b) all other places of business of each Loan Party and (c) any other location of any Collateral are located at the corresponding addresses set forth on Schedule 5.03 hereto. Except as disclosed on Schedule 5.03 hereto: (i) no Loan Party has been organized in any other jurisdiction, nor changed any such location in the last five (5) years, (ii) no Loan Party has changed its name in the last five (5) years, and (iii) during such period no Loan Party has used, nor does any Loan Party now use, any fictitious or trade name, except to the extent disclosed on Schedule 5.03 hereto.

5.04     Pending Litigation. There are no judgments or judicial or administrative orders, proceedings or investigations (civil or criminal) pending or, to the knowledge of the Loan Parties, threatened, against Borrower or any of its direct or indirect Subsidiaries in any court or before any Governmental Authority, other than as set forth on Schedule 5.04 hereto or which, if adversely determined, could not reasonably be expected to cause a Material Adverse Effect. No member or executive officer of Borrower or any Subsidiary of Borrower has been indicted or convicted in connection with or is engaging in any racketeering or other similar criminal conduct or activity, or is currently subject to any lawsuit or proceeding or, to the knowledge of the Loan Parties, under investigation in connection with any racketeering or other similar criminal conduct or activity.

5.05     Governmental Approvals; No Conflicts. The execution, delivery and performance by the Loan Parties of this Agreement, and the other Loan Documents to which each is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirements of Law applicable to any Loan Party, or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding any Loan Party or any of their respective assets or give rise to a right thereunder to require any payment to be made by any Loan Party and (d) will not result in the creation or imposition of any Lien on any asset of a Loan Party, except Liens created under the Loan Documents.

5.06     Financial Statements. Borrower has furnished to Lender: (a) the audited consolidated balance sheet of Borrower and its Subsidiaries, as of December 31, 2019, and the related statements of income, shareholder equity and cash flows for the Fiscal Year then ended certified by Mayer Hoffman Mcann P.C.; and (ii) the unaudited internally prepared consolidated balance sheet of Borrower and its Subsidiaries, as of September 30, 2020, and the related statements of income, shareholder equity and cash flows for the fiscal quarter then ended. Except as noted therein, these financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries, as of such date and the consolidated results of operations for such period in conformity with GAAP consistently applied. For the period from December 31, 2019 through and including the Effective Date, there have been no changes with respect to Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

5.07     Environmental Matters. Except for the matters set forth on Schedule 5.07, the Loan Parties (a) have not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law; (b) have not become subject to any Environmental Liability; (c) have not received notice of any claim with respect to any Environmental Liability; or (d) do not know of any basis for any Environmental Liability, except where the result of any of the foregoing, either singly or in the aggregate, has or could reasonably be expected to result in a Material Adverse Effect.

5.08     Compliance with Laws and Agreements. Except as set forth on Schedule 5.08, the Loan Parties and their respective direct or indirect Subsidiaries, if any, are in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.09     Investment Company Act, etc. None of the Loan Parties is (a) an “investment company” or is “controlled” by an “investment company,” as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.

5.10     Taxes. Each of the Loan Parties has timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which such Loan Party has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Loan Parties in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

5.11     Margin Regulations. None of the proceeds of the Credit Facilities will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulation U. None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

5.12     ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, has or could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

5.13     Ownership of Property.

(a)     Each Loan Party has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent balance sheets referred to in Section 5.06 hereof or purported to have been acquired by any such Person after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Loan Parties are valid and subsisting and are in full force.

(b)     Each Loan Party owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and to the Loan Parties’ knowledge the use thereof by the Loan Parties does not infringe in any material respect on the rights of any other Person.

(c)     The properties of each Loan Party are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate.

5.14     Each Loan Party Has Made Good Disclosure. The Loan Parties have disclosed to Lender all agreements, instruments, and corporate or other restrictions to which any Loan Party is subject, and all other matters known to any of them, that, individually or in the aggregate, are reasonably likely to result in a Material Adverse Effect. None of the reports (including without limitation all reports that any Loan Party is required to file with the Securities and Exchange Commission), financial statements, certificates nor other information furnished by or on behalf of the Loan Parties to the Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact nor omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.15     Labor Relations. There are no strikes, lockouts, collective bargaining activities or other material labor disputes or grievances against any Loan Party or their respective direct or indirect Subsidiaries, or, to the Loan Parties’ knowledge, threatened against or affecting any of the Loan Parties, and no significant unfair labor practice, charges or grievances are pending against any Loan Party, or to the Loan Parties’ knowledge, threatened against any of them before any Governmental Authority, except where the result of any of the foregoing, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All payments due from any Loan Party pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the applicable Person, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.16     Subsidiaries.

(a)     Schedule 5.16(a) sets forth the name of, the ownership interest of Borrower or any other Loan Party in, the jurisdiction of incorporation or organization of, and the type of, each Domestic Subsidiary of Borrower and/or any of its Subsidiaries and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date.

(b)     Schedule 5.16(b) sets forth the name of, the ownership interest of Borrower or any other Loan Party in, the jurisdiction of incorporation or organization of, and the type of, each Foreign Subsidiary of Borrower or any other Loan Party, in each case as of the Effective Date.

5.17     Solvency. Immediately prior to and after giving effect to the closing of the Credit Facilities as provided herein and in the other Loan Documents, each borrowing hereunder and the use of the proceeds thereof, with respect to the Loan Parties determined on a consolidated basis (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated; (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured; (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature; and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small amount of capital to conduct its business.

5.18     OFAC(a)     ; Anti-Terrorism Laws.

(a)     Neither the Borrower nor any of its Subsidiaries (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Countries, or (iii) derives more than 10% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of the loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(b)     Neither the making of the loans hereunder nor the use of the proceeds thereof will violate the Patriot Act, the Trading with the Enemy Act, as amended, the Foreign Corrupt Practices Act or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

5.19     Foreign Assets Control Regulations. Neither the Borrower nor any Subsidiary is in violation of (a) the Trading with the Enemy Act (50 U.S.C. App. Sec. 1 et seq.), as amended, (b) any foreign assets control regulations issued by OFAC and any executive order related thereto, or (c) the Patriot Act, and further that it (i) is not subject to sanctions administered by OFAC or the U.S. Department of State or (ii) has not engaged in any dealing or transactions with, or is otherwise associated with, any person subject to such sanctions.

5.20     Anti-Corruption Laws and Sanctions(a)     .

(a)     The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(b)     To the extent applicable, each of the Borrower and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, the International Emergency Economic Powers Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the Patriot Act.

(c)     Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, employee, agent or controlled Affiliate of the Borrower or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby is a Designated Person, nor is the Borrower or any of its Subsidiaries located, organized or resident in any Sanctioned Country.

5.21     Security Documents.

(a)     The Security Agreement, upon the execution and delivery thereof by the Loan Parties, will create in favor of Lender, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and the proceeds thereof, in which a security interest may be perfected under the UCC as in effect at the relevant time by filing of financing statements or obtaining control or possession, and the Liens created under the Security Agreement are (or will be, upon the filing of appropriate financing statements and grants of security in intellectual property, the execution of appropriate control agreements and delivery of certificated securities and instruments to Lender) a fully perfected first-priority Lien on, and security interest in, all right, title and interest of respective Loan Parties in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens permitted by Section 7.02 hereof.

(b)     Schedule 5.21(b) lists completely and correctly as of the Effective Date all real property owned in fee by any of the Loan Parties and the addresses thereof. As of the Effective Date, the respective parcels of real property described on Schedule 5.21(b) are owned in fee simple as set forth said Schedule 5.21(b), subject only to the Liens permitted by Section 7.02 and the specific exceptions set forth in said Schedule 5.21(b) with respect to each such respective parcel.

(c)     Schedule 5.21(c) lists completely and correctly as of the Effective Date all real property leased by the Loan Parties and the addresses thereof. As of the Effective Date, the Loan Parties have valid leases in all the real property set forth on Schedule 5.21(c).

5.22     Subordinated Debt. On or prior to the Effective Date, the Loan Parties have provided to the Lender complete copies of all documents or instruments evidencing, securing or relating to Indebtedness of any of the Loan Parties, including all promissory notes, debentures, mortgages, security agreements, schedules, exhibits and disclosure letters relating thereto, if any, and all amendments thereto, waivers relating thereto. As of the Effective Date, none of such agreements and documents has been amended or supplemented, nor have any material provisions thereof been waived, except pursuant to a written agreement or agreement which has heretofore been delivered to the Lender. Schedule 5.22 sets forth all Indebtedness of Borrower that Lender has required be subordinated to the Obligations as of the Effective Date.

5.23     Material Contracts. As of the Effective Date, other than as set forth in Schedule 5.23, each Material Contract is, and after giving effect to the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof and neither Borrower nor a Subsidiary thereof has violated in any material respect any such Material Contract.

5.24     Schedules. Each of the Schedules attached to this Agreement sets forth a true, correct and complete description, in all material respects, of the matter or matters covered thereby.

Article Six
AFFIRMATIVE COVENANTS

The Loan Parties covenant and agree that so long as the Credit Facilities have not been terminated hereunder or any Obligation remains unpaid or outstanding:

6.01     Financial Statements and Other Information. The Loan Parties shall, or shall cause the appropriate Person to, deliver:

(a)     as soon as available and in any event within 120 days after the end of each Fiscal Year of Borrower, (i) a copy of the annual audit report and audited financial statements for such Fiscal Year for Borrower and its direct and indirect Subsidiaries, containing a consolidated balance sheet of Borrower and its direct and indirect Subsidiaries, as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of Borrower and its direct and indirect Subsidiaries, for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by an independent public accountant acceptable to the Lender (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of Borrower and its direct and indirect Subsidiaries, for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards and (ii) copies of internally prepared consolidating balance sheet and consolidating statement of income for Borrower and its direct and indirect Subsidiaries as of the end of such Fiscal Year certified by Borrower’s Financial Officer;

(b)     as soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter, an internally prepared consolidated and consolidating balance sheet of Borrower and its direct and indirect Subsidiaries, as of the end of such Fiscal Quarter and the related unaudited consolidated and consolidating statement of income and unaudited consolidated statement of cash flows of Borrower and its direct and indirect Subsidiaries for the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures (as applicable) for the corresponding Fiscal Quarter, the corresponding portion of Borrower’s previous Fiscal Year and Borrower’s budget, certified to Lender by the Financial Officer of Borrower;

(c)     concurrently with the delivery of the financial statements referred to in subparagraphs (a) and (b) above, a Compliance Certificate signed by the Financial Officer of Borrower and containing a covenant compliance worksheet in form and substance acceptable to Lender;

(d)     within seven (7) days of filing thereof with the Securities and Exchange Commission, Borrower shall submit to Lender true and complete copies of all reports or other filings filed with the Securities Exchange Commission;

(e)     upon occurrence, prompt written notice of any change (i) in any of the Loan Parties’ organizational name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or form of organization or (iv) in any Loan Party’s Federal Taxpayer Identification Number. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Lender to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral; and

(f)     promptly following any request therefor by Lender, such other information regarding the results of operations, business affairs and financial condition of the Loan Parties and their respective direct or indirect Subsidiaries, as Lender may reasonably request.

6.02     Maintenance of Insurance, Financial Records and Existence.

(a)     Required Insurance. Borrower and its direct or indirect Subsidiaries, shall maintain or cause to be maintained insurance on their properties and assets against fire, casualty, public liability, as well as general liability, and other liability insurance related to the business of the Loan Parties as is customary for such business, all in such amounts, with such deductibles and with such insurers as are customary for such business (the “Required Insurance”). All of the policies relating to the Required Insurance shall contain standard “lender loss payable” and “additional insured” clauses issued in favor of Lender (where applicable) pursuant to which all losses thereunder shall be paid to Lender as Lender’s interests may appear. Such policies shall expressly provide that the Required Insurance cannot be canceled without sixty (60) days’ (or ten (10) days with respect to nonpayment of premium) prior written notice to Lender. At or prior to the Effective Date, Borrower shall furnish Lender with insurance certificates certified as true and correct and being in full force and effect as of the Effective Date or such other evidence of the Required Insurance as Lender may require. In the event Borrower fails to procure or cause to be procured any of the Required Insurance or to timely pay or cause to be paid the premium(s) on any of the Required Insurance, Lender may do so for Borrower and its direct or indirect Subsidiaries, if any, but Borrower shall continue to be liable for the same. Borrower further covenants that all insurance premiums owing under their respective current casualty policy or policies will be paid when due. Borrower also agrees to notify Lender, promptly, upon Borrower’s receipt of a notice of termination, cancellation or non-renewal from its insurance company of any of the Required Insurance. Borrower hereby appoints Lender as its attorney-in-fact, exercisable at Lender’s option upon the occurrence and during the continuance of an Event of Default, to endorse any check which may be payable to Borrower in order to collect the proceeds of the Required Insurance.

(b)     Financial Records. Borrower and each of its Subsidiaries shall keep current and accurate books of records and accounts in which full and correct entries in all material respects will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. Borrower and its Subsidiaries shall not change their Fiscal Year end date without prior written notice to Lender.

(c)     Existence and Rights. Except to the extent permitted under Section 7.03, each of the Loan Parties shall do (or cause to be done) all things reasonably necessary to preserve and keep in full force and effect its legal existence and good standing and each such Loan Party’s rights and franchises.

6.03     Notices of Material Events. The Loan Parties shall furnish to Lender prompt written notice of the following:

(a)     the occurrence of any Default Condition or Event of Default;

(b)     receipt by Borrower of any notice that Borrower’s common stock is to, or will, be delisted from the NASDAQ Global Market® Exchange.

(c)     the filing or commencement of any action, suit, proceeding or investigation by or before any arbitrator or Governmental Authority, against or, to the knowledge of any Loan Party, affecting any Loan Party which, if adversely determined, has or could reasonably be expected to result in a Material Adverse Effect;

(d)     the occurrence of any event or any other development by which any Loan Party (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, has or could reasonably be expected to result in a Material Adverse Effect;

(e)     the occurrence of any Acquisition;

(f)     the formation of any Subsidiary;

(g)     the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, has or could reasonably be expected to result in a Material Adverse Effect;

(h)     the occurrence of any default or event of default, or the receipt by any Loan Party of any written notice of an alleged default or event of default, in respect of any Material Indebtedness of any Loan Party; and

(i)     any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.04     Existence; Conduct of Business. Except to the extent permitted under Section 7.03, each Loan Party that is not a natural person shall do or cause to be done all things reasonably necessary to preserve, renew and maintain in full force and effect their legal existence and their respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto.

6.05     Litigation. The Loan Parties shall give prompt notice to Lender of any litigation claiming in excess of $1,000,000.00 from any Loan Party or which could reasonably be expected to cause a Material Adverse Effect.

6.06     Taxes. The Loan Parties shall pay taxes when due (other than taxes based upon or measured by Lender’s income or revenues or other Excluded Taxes), if any, in connection with the Credit Facilities and/or the recording of any financing statements or other Loan Documents. The Obligations of the Loan Parties under this section shall survive the payment of Borrower’s Obligations under this Agreement and the termination of this Agreement.

6.07     Compliance with Laws, etc. The Loan Parties shall comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA, and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.08     Payment of Obligations. The Loan Parties shall pay and discharge at or before maturity, all of their respective obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the affected Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

6.09     Books and Records. Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower and its Subsidiaries in conformity with GAAP.

6.10     Visitation, Inspection, etc. The Loan Parties will permit any of Lender’s officers or other representatives to visit and inspect any such Loan Party’s location(s) or where any Collateral is kept upon reasonable prior notice during regular business hours to examine and audit all of such Loan Party’s books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants and attorneys. The Loan Parties shall pay to Lender all reasonable fees, costs and expenses actually incurred by Lender in connection with such inspections; provided that, unless a Default Condition or Event of Default shall have occurred and be continuing, the Loan Parties shall only be required to pay such fees, costs and expenses for one such inspection or audit per calendar year.

6.11     Collateral Reporting. The Loan Parties agree to furnish to the Lender such information as Lender reasonably requires in connection with monitoring the Collateral, at the times and in the manner reasonably determined by Lender.

6.12     Maintenance of Properties. Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of their respective businesses in good working order and condition, ordinary wear and tear excepted.

6.13     Use of Proceeds. Borrower shall use the proceeds of the Credit Facilities solely for the purposes provided herein. No part of the proceeds of the Credit Facilities will be used, whether directly or indirectly, (a) for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X; (b) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws; (c) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country; or (d) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.14     Depository Relationship. Borrower shall establish and maintain, and shall cause its Domestic Subsidiaries to establish and maintain, so long as the Obligations have not been paid in full in cash or any commitment of Lender to loan money hereunder remains open, Lender as the principal depository in which substantially all of the funds of Borrower and its direct and indirect Domestic Subsidiaries, are deposited and the principal bank of account for Borrower and its direct and indirect Domestic Subsidiaries as long as any Obligations are outstanding, but excluding, in each case, so long as no Default Condition or Event of Default has occurred, Excluded Accounts.

6.15     Leased Premises. Lender may require at any time or from time to time any leased premises be subject to a Collateral Access Agreement in form and substance reasonably acceptable to Lender.

6.16     Minimum Coverage Ratio. Borrower and its direct and indirect Subsidiaries shall maintain a Coverage Ratio of not less than 1.25 to 1.00 calculated as of the end of each Fiscal Year and as of the end of each Fiscal Quarter for the trailing twelve (12) month period ending as of the end of each such Fiscal Quarter; provided that in the event of a Permitted Acquisition or Approved Acquisition, Borrower and its direct and indirect Subsidiaries shall maintain a Coverage Ratio of not less than 1.25 to 1.00 for the period of four (4) Fiscal Quarters most recently completed. For the purposes hereof the term “Coverage Ratio” shall mean EBITDA for the period of measure divided by the sum of all required principal payments (whether or not actually paid) on long term debt and Capital Lease Obligations required to be paid in cash (whether or not actually paid) plus Interest Expense required to be paid in cash (whether or not actually paid) for the period of measure, plus earnouts associated with Acquisitions consummated prior to the Effective Date or any Permitted Acquisitions or Approved Acquisitions (whether or not actually paid) for the period of measure.

6.17     Maximum Funded Indebtedness to EBITDA Ratio. Borrower and its direct and indirect Subsidiaries shall maintain a Funded Indebtedness to EBITDA Ratio of not more than 5.00 to 1.00 calculated as of the end of each Fiscal Year and as of the end of each Fiscal Quarter for the trailing twelve (12) month period ending as of the end of each such Fiscal Quarter. For the purposes hereof the term “Funded Indebtedness to EBITDA Ratio” shall mean the ratio of (a) Indebtedness (i) in respect of money borrowed or (ii) evidenced by a note, debenture or other like written obligation to pay money (both senior debt and subordinated debt) or (iii) in respect of Capital Lease Obligations or (iv) in respect of obligations or liabilities under conditional sales or other title retention agreements and (v) in respect of the balance of any earnout associated with Acquisitions consummated prior to the Effective Date or any Permitted Acquisition or Approved Acquisition to (b) EBITDA, for the period of measure.

6.18     Additional Subsidiaries.

(a)     If any Subsidiary of Borrower or any other Loan Party is acquired or formed after the Effective Date, the Loan Parties will promptly notify the Lender thereof in writing and, within thirty (30) days after any such Subsidiary is acquired or formed (or such longer period approved by Lender in its sole discretion), will cause such Subsidiary other than a Foreign Subsidiary to become a Subsidiary Loan Party and a Guarantor of the Obligations and Borrower, if such Subsidiary is a Domestic Subsidiary of Borrower, or the applicable other Loan Party, if such Subsidiary is a Domestic Subsidiary of any such other Loan Party shall within said period pledge or cause to be pledged to Lender as collateral security for the Obligations, as required by Lender, subject to no other lien or encumbrance, one hundred percent (100%) of the Capital Stock owned by Borrower or any other Loan Party in such Domestic Subsidiary; provided that in the event any Subsidiary formed or acquired after the Effective Date is a Material Foreign Subsidiary (and if any Immaterial Foreign Subsidiary becomes a Material Foreign Subsidiary), then the applicable Loan Parties shall as soon as reasonably practical and in any event within ninety (90) days after any such Subsidiary is acquired or formed (or in the case of an Immaterial Foreign Subsidiary that becomes a Material Foreign Subsidiary, as soon as reasonably practical and in any event within ninety (90) days after such Immaterial Foreign Subsidiary becomes a Material Foreign Subsidiary) (in each case, or such longer period approved by Lender in its sole discretion), pledge or cause to be pledged to Lender as collateral security for the Obligations, as required by Lender, subject to no other lien or encumbrance, the Capital Stock issued by such Material Foreign Subsidiary that is owned by Borrower or any other Loan Party, but only to the extent of 65% of such Capital Stock issued by said Foreign Subsidiary. Notwithstanding the foregoing, nothing contained herein shall prevent the Borrower from pledging to Lender as collateral security for the Obligations, subject to no other lien or encumbrance, the Capital Stock issued by any Foreign Subsidiary, whether or not such Foreign Subsidiary is a Material Foreign Subsidiary.

(b)     A Domestic Subsidiary of Borrower or any other Loan Party shall become a Subsidiary Loan Party and a Guarantor of the Obligations by executing and delivering to Lender a Joinder to Credit Agreement, a Subsidiary Guaranty Supplement, a Security Agreement Supplement and such other Security Documents as are required by Section 6.19 accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of certificates or articles of incorporation or organization, by-laws, membership operating agreements or limited liability company agreements, partnership agreements, and other organizational documents, appropriate authorizing resolutions of the board of directors or other applicable governing body of such Subsidiaries, and, if required by Lender, opinions of counsel addressing such matters as Lender shall require, and (iii) such other documents as the Lender may reasonably request.

(c)     If at any time there are Foreign Subsidiaries which are classified as Non-Pledged Immaterial Foreign Subsidiaries but which collectively: (i) generate 10% or more of EBITDA of the Borrower and its Subsidiaries for the four (4) fiscal quarter period most recently ended for which financial statements have been delivered (or are required to have been delivered) under Section 6.01, or (ii) have total assets equal to or greater than $1,500,000.00, then the Borrower shall promptly, but in any event within ninety (90) days (or such longer period approved by Lender in its sole discretion), pledge or cause to be pledged to Lender as collateral security for the Obligations, upon terms and conditions satisfactory to Lender, subject to no other lien or encumbrance, the Capital Stock issued by such Immaterial Foreign Subsidiaries (but only to the extent of sixty-five percent (65%) of such Capital Stock issued by said Foreign Subsidiary) such that after such Capital Stock is pledged hereunder, all Non-Pledged Immaterial Foreign Subsidiaries collectively shall: (a) generate less than 10% of EBITDA of the Borrower and its Subsidiaries for the four (4) fiscal quarter period most recently ended for which financial statements have been delivered (or are required to have been delivered) under Section 6.01, and (b) own assets of less than $1,500,000.00 as reflected in the financial statements most recently delivered on or prior to such date.

6.19     Further Assurances. Subject to the limitations and agreements set forth herein or in the other Loan Documents, the Loan Parties shall execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, and preparing all documentation relating to filings under the Federal Assignment of Claims Act) that may be required under applicable law, or that Lender may reasonably request consistent with terms hereof, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents. In addition, from time to time, the Loan Parties shall, at their sole cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of the non-real estate assets and properties of Borrower and its direct and indirect Domestic Subsidiaries, as the Lender shall designate. Such security interests and Liens will be created under the Security Documents and other security agreements and other instruments and documents in form and substance reasonably satisfactory to Lender, and the Loan Parties shall deliver or cause to be delivered to Lender all such instruments and documents (including legal opinions, ownership and encumbrances reports and lien searches) as Lender shall reasonably request to evidence compliance with this Section 6.19. The Loan Parties agree to provide such evidence as Lender shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, the Loan Parties shall give prompt notice to Lender of the acquisition by Borrower of any direct or indirect Subsidiary.

Article Seven
NEGATIVE COVENANTS

The Loan Parties covenant and agree that so long as any Obligation remains outstanding:

7.01     Indebtedness and Disqualified Stock. The Borrower and its direct and indirect Subsidiaries will not issue any Disqualified Stock or create, incur, assume or suffer to exist any Indebtedness, except:

(a)     Indebtedness created pursuant to the Loan Documents;

(b)     the Subordinated Debt;

(c)     Indebtedness of the Borrower and its direct and indirect Subsidiaries existing on the date hereof (excluding Indebtedness described in the other subsections of this Section 7.01) and set forth on Schedule 7.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(d)     Indebtedness of the Borrower owing to any direct or indirect Subsidiary and of any direct or indirect Subsidiary owing to the Borrower or any other direct or indirect Subsidiary; provided that any such Indebtedness that is owed by a Subsidiary that is not a Subsidiary Loan Party to a Loan Party, when taken together with the aggregate amount of capital contributions by Loan Parties in or to any direct or indirect Subsidiary that is not a Subsidiary Loan Party permitted by Section 7.04(d), and Guarantees by Loan Parties of Indebtedness of any direct or indirect Subsidiary that is not a Subsidiary Loan Party (including all such Guarantees existing on the Effective Date) permitted by the succeeding subparagraph (e), shall be subject to the limitation set forth in Section 7.04(d);

(e)     Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party, when taken together with the Indebtedness of any Subsidiary that is not a Subsidiary Loan Party permitted by the foregoing subparagraph (d) and the aggregate amount of capital contributions by Loan Parties in or to any direct or indirect Subsidiary that is not a Subsidiary Loan Party permitted by Section 7.04(d), shall be subject to the limitation set forth in Section 7.04(d);

(f)     Indebtedness other than Capital Lease Obligations not exceeding in the aggregate $500,000.00 at any time outstanding, for the purposes of acquiring equipment, inventory and/or other personal property used in the operation of the business of the Loan Parties, and Capital Lease Obligations not to exceed the aggregate amount of $1,000,000.00 at any time outstanding;

(g)     Indebtedness in respect of Hedging Obligations permitted by Section 7.10 hereof;

(h)     Indebtedness owed to any bank in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds;

(i)     Indebtedness consisting of Contingent Obligations of any Loan Party in respect of the Indebtedness of any other Loan Party, but only to the extent that such Indebtedness of any other Loan Party is otherwise permitted as provided in this Section 7.01;

(j)     Indebtedness associated with, but only to extent of, Liens permitted pursuant to Section 7.02(c) hereof;

(k)     Indebtedness in respect of any earnout associated with any Acquisition consummated prior to the Effective Date or any Permitted Acquisition or Approved Acquisition; provided that (A) with respect to both of the foregoing such obligations are unsecured, and (B) with respect to any earnout associated with a Permitted Acquisition or Approved Acquisition, the Borrower would be in compliance with the financial covenants in Sections 6.17 and 6.18 after giving pro forma effect to the maximum earnout amount.

(l)     Indebtedness in respect of deferred purchase price of property or services (whether assets or Capital Stock), other than in respect of earnouts associated with any Permitted Acquisition or Approved Acquisition, that is and shall remain unsecured and shall be subordinated to the Obligations on terms and conditions satisfactory to Lender, and not to exceed $250,000.00 in the aggregate at any time outstanding;

(m)     in each case to the extent (if any) that such obligations constitute Indebtedness, (i) customary indemnification obligations in connection with any Acquisition consummated prior to the Effective Date, Permitted Acquisitions, Approved Acquisitions and dispositions permitted under the Agreement, (ii) reimbursement or indemnification obligations owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, (iii) obligations for deferred payment of insurance premiums, and (iv) take-or-pay obligations contained in supply arrangements; provided, in each case, that such obligation arises in the ordinary course of business and not in connection with the obtaining of financing; and

(n)     additional unsecured Indebtedness of the Borrower or any of its direct or indirect Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries (both direct and indirect)) not to exceed $250,000.00 at any one time outstanding.

7.02     Negative Pledge. Without the prior written consent of Lender, the Borrower and its direct and indirect Subsidiaries shall not create, incur, assume or suffer to exist any Lien on any of their assets or property now owned or hereafter acquired, except:

(a)     Liens securing the Obligations;

(b)     Permitted Encumbrances;

(c)     Liens securing the Subordinated Debt, to the extent subordinated pursuant to the applicable Subordination Agreement;

(d)     Liens securing not more than $2,000,000.00 in the aggregate on assets of Borrower and/or its direct and indirect Subsidiaries for statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)     any Liens on any property or asset of Borrower existing on the Effective Date set forth on Schedule 7.02; provided that such Lien shall not apply to any other property or asset of Borrower;

(f)     extensions, renewals, or replacements of any Lien referred to in paragraphs (b) through (d) of this Section 7.02; provided that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;

(g)     Liens arising from precautionary UCC financing statements regarding operating leases;

(h)     Liens securing Indebtedness permitted under Section 7.01(f); provided that such Liens (i) shall be created substantially simultaneously with the acquisition of such assets or entry into such lease, and (ii) do not at any time encumber any assets other than the assets financed by such Indebtedness;

(i)     Liens existing on any property or asset prior to the acquisition thereof by Borrower or any of its direct or indirect Subsidiaries or existing on any property or asset of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that such Lien (i) is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) shall not apply to any other property or assets of such Loan Party (other than after acquired property affixed thereto or incorporated therein and proceeds or products thereof) and (iii) shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be;

(j)     Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon; and

(k)     extensions, renewals, or replacements of any Lien referred to in the foregoing subparagraphs (a) through (h) of this Section 7.02; provided that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

7.03     Fundamental Changes.

(a)     The Loan Parties shall not, and shall not permit any of their respective direct or indirect Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve, except for (i) mergers (A) of Subsidiaries of Borrower into Borrower, or (B) of Subsidiaries of Borrower into other Subsidiaries of Borrower and (ii) dispositions between Subsidiaries of Borrower or by Subsidiaries of Borrower to Borrower.

(b)     The Loan Parties shall not, and shall not permit any of their respective direct or indirect Subsidiaries to, engage in any business other than businesses that are similar or complementary to the type conducted by Borrower and its Subsidiaries on the date hereof and businesses complementary or reasonably related thereto.

(c)     The Loan Parties shall not suffer a Change in Control.

(d)     The Loan Parties shall not, and shall not permit any of their respective direct or indirect Subsidiaries to, make any Acquisition other than a Permitted Acquisition or an Approved Acquisition.

7.04     Investments, Loans, etc. The Loan Parties shall not, and shall not permit any of their respective direct or indirect Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guaranty any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:

(a)     Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.04 (including Investments in Subsidiaries), and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original Investment is not increased except as otherwise permitted by this Section 7.04);

(b)     Permitted Investments;

(c)     Guarantees constituting Indebtedness permitted by Section 7.01 hereof; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties that is guaranteed by any Loan Party, when taken together with the Indebtedness permitted by Section 7.01(d) and the aggregate amount of Investments by Loan Parties in or to any direct or indirect Subsidiary that is not a Subsidiary Loan Party (including all such Investments existing on the Effective Date) permitted by the succeeding subparagraph (d), shall be subject to the limitation set forth in the following subparagraph (d);

(d)     Investments made by the Borrower in or to any Subsidiary and by any Subsidiary to the Borrower or in or to another Subsidiary; provided that:

(i)

the aggregate amount of capital contributions by Loan Parties in or to any direct or indirect Subsidiary that is not a Subsidiary Loan Party, and Guarantees by Loan Parties of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party (including all such Guarantees existing on the Effective Date) permitted by the foregoing subparagraph (c) and Section 7.01(e), when taken together with the Indebtedness permitted by Section 7.01(d) of any Subsidiary that is not a Loan Party owed to a Loan Party (without duplication), shall not exceed $15,000,000.00 at any time outstanding in the aggregate; and

(ii)

the aggregate amount of capital contributions by Loan Parties in or to any Non-Pledged Foreign Subsidiary (as defined herein) and Guarantees by Loan Parties of Indebtedness of Non-Pledged Foreign Subsidiaries (including all such Guarantees existing on the Effective Date) permitted by the foregoing subparagraph (c) and Section 7.01(e), when taken together with the Indebtedness permitted by Section 7.01(d) of any Non-Pledged Foreign Subsidiary owed to a Loan Party (without duplication) shall not exceed $1,500,000.00 at any time outstanding in the aggregate. “Non-Pledged Foreign Subsidiary” shall mean each Foreign Subsidiary that is not owned by SGH-IL and 65% of the Capital Stock issued by said Foreign Subsidiary has not been pledged to Lender as collateral security for the Obligations;

(e)     Permitted Acquisitions and Approved Acquisitions;

(f)     Hedging Transactions permitted by Section 7.10 hereof;

(g)     Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers, licensors, licensees and suppliers, in each case in the ordinary course of business;

(h)     loans and advances in the ordinary course of business to employees, officers and directors so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $500,000.00;

(i)     extensions of trade credit in the ordinary course of business;

(j)     Investments made as a result of the receipt of non-cash consideration from a sale, transfer or other disposition of any asset in compliance with this Agreement;

(k)     Investments in the ordinary course of business consisting of endorsements for collection or deposit.

7.05     Restricted Payments. Except as provided herein below, the Loan Parties shall not, and shall not permit or cause any of their respective direct or indirect Subsidiaries to, directly or indirectly, declare or make any Restricted Payment or enter into any agreement to make any Restricted Payment, except for dividends payable by Borrower solely in shares of any class of its Capital Stock. Notwithstanding the foregoing, (a) provided that no Event of Default has occurred and is continuing and no Event of Default or Default Condition will result therefrom, Borrower may pay dividends on account of its Capital Stock; (b) provided that no Event of Default has occurred and is continuing and no Event of Default or Default Condition will result therefrom, any Loan Party and any Subsidiary of any Loan Party may make Restricted Payments to any other Loan Party or any Subsidiary of a Loan Party (for clarification, the foregoing shall not permit any Loan Party or Subsidiary of a Loan Party to make any Restricted Payment in contravention of any other provision of this Section 7.05 to any Person holding Capital Stock in such Loan Party); and (c) any Loan Party or any Subsidiary of a Loan Party may make Restricted Payments for the purposes of making payments on the Subordinated Debt but only as and to the extent permitted by the Subordination Agreement applicable thereto.

7.06     Sale of Assets. The Loan Parties shall not, and shall not permit any of their respective direct or indirect Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of their assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person other than a Loan Party, except:

(a)     the sale or other disposition for fair market value of obsolete, uneconomical or worn out property or other property not necessary for operations disposed of in the ordinary course of business or which is replaced with new property serving the same or reasonably equivalent function and having a value of not less than that of the property which has been sold or disposed of; and

(b)     the sale of inventory in the ordinary course of business;

(c)     the sale of Permitted Investments (excluding Investments in the equity of any Loan Party or any Subsidiary of a Loan Party) in the ordinary course of business;

(d)     intercompany sales or other intercompany transfers of assets among the Borrower and its direct or indirect Subsidiaries;

(e)     each Loan Party and their respective Subsidiaries may grant licenses, sublicenses, leases or subleases in the ordinary course of business to other Persons not materially interfering with the conduct of the business of such Loan Party or such Subsidiary, in each case so long as no such grant would adversely affect any Collateral or Lender’s rights or remedies with respect thereto; and

(f)     other sales of assets having a fair market value not in excess of $500,000.00 in the aggregate per Fiscal Year of Borrower.

7.07     Transactions with Affiliates. Except with respect to any Restricted Payments permitted by Section 7.05 hereof, the Loan Parties shall not, and shall not permit any of their respective direct or indirect Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property, assets or services from, or otherwise engage in any other transactions with, any Affiliate or Subsidiary which is not itself a Loan Party, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (b) any Restricted Payments permitted by Section 7.05.

7.08     Restrictive Agreements. The Loan Parties shall not, and shall not permit any of their respective direct or indirect Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Loan Parties or any of their respective direct or indirect Subsidiaries to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of the Loan Parties’ respective direct or indirect Subsidiaries to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to any Loan Party, or any of their respective direct or indirect Subsidiaries or to transfer any of its property or assets to any other Loan Party or their respective direct or indirect Subsidiaries; provided that the foregoing shall not apply to (i) restrictions or conditions imposed by law including without limitation regulations of any Governmental Authority or by this Agreement or any other Loan Document, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted pursuant to the terms of this Agreement if such restrictions or conditions are applicable solely to the assets or property securing such Indebtedness, or (iii) ordinary and customary provisions of leases or other contracts restricting the assignment thereof.

7.09     Sale and Leaseback Transactions. The Loan Parties shall not, and shall not permit any of their respective direct or indirect Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

7.10     Hedging Transactions. The Loan Parties shall not, and shall not permit any of their respective direct or indirect Subsidiaries to, directly or indirectly, enter into any Hedging Transaction, other than (a) with respect to Rate Management Obligations with Lender or affiliates of Lender or in lieu thereof Hedging Transactions with another counterparty acceptable to Lender, or (b) Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which a Loan Party, or its direct or indirect Subsidiaries to, directly or indirectly, is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Loan Parties acknowledge that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which a Loan Party is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

7.11     Amendment to Material Documents.

(a)     Except with respect to any amendment required to be made pursuant to the terms of this Agreement, the Loan Parties shall not, and shall not permit any of their respective direct or indirect Subsidiaries to, amend, modify or waive any of its rights in a manner materially adverse to the Lender, or which could otherwise be reasonably expected to have a Material Adverse Effect under (i) its articles of incorporation, articles of organization, bylaws, operating agreement, partnership agreement, or other organizational documents, as applicable, (ii) the documents or instruments evidencing and/or securing the Subordinated Debt, or (iii) any Material Contract.

(b)     Borrower shall not amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to Borrower or any of its Subsidiaries pursuant to the transaction documents necessary to consummate a Permitted Acquisition or an Approved Acquisition if such amendment, supplement or modification would be materially adverse to the interests of the Loan Parties, or their respective direct or indirect Subsidiaries, or the Lender with respect thereto, or otherwise amend, supplement or otherwise modify the terms and conditions of the transaction documents necessary to consummate a Permitted Acquisition or an Approved Acquisition except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect.

7.12     Accounting Changes. The Loan Parties shall not, and shall not permit any of their respective direct or indirect Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change the Fiscal Year of any Loan Party or of any of their respective Subsidiaries.

7.13     Lease Obligations. The Loan Parties will not, and will not permit any direct or indirect Subsidiary to, create or suffer to exist any obligations for the payment under operating leases or agreements to lease (but (x) excluding any obligations under leases required to be classified as capital leases under GAAP and (y) including those operating leases related to contracts between any Loan Party and its clients for which a Loan Party is no longer liable for the operating lease payments in the event that such contract is cancelled (other than obligations expressly stated to survive assumption, transfer or termination of such contracts)) which would cause the annual lease expense of the Loan Parties, determined on a consolidated basis in accordance with GAAP, under such leases or agreements to lease to exceed the greater of (a) $2,500,000.00 in the aggregate, and (b) an amount equal to 1.00% of gross revenue of the Borrower and its Subsidiaries determined on a consolidated basis for the applicable fiscal year.

7.14     Article 8 Matters. With respect to any Loan Party, or any direct or indirect Subsidiary of any Loan Party, which is a partnership or a limited liability company, no Loan Party, or any direct or indirect Subsidiary of a Loan Party, shall take any vote or action making an election under Article 8 of the UCC (a) if such Person has previously made an election to treat its partnership interests or membership interests as “securities” within the meaning of Article 8 of the UCC, to have such Person’s equity interests treated as other than “securities”; or (b) if any such Person has not previously made an election to treat its partnership interests or membership interests as “securities” within the meaning of Article 8 of the UCC, to have such Person’s equity interests treated as “securities,” in either case without Lender’s prior written consent, in its sole and absolute discretion.

7.15     Subordinated Debt Payments. The Loan Parties shall not make any payment in contravention of the terms and conditions of any Subordination Agreements.

Article EighT
EVENTS OF DEFAULT

8.01     Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a)     Borrower shall fail to pay any principal of the 2017 Term Loan, the 2018 Term Loan or the Revolving Credit Facility when and as the same shall become due and payable pursuant to the terms of this Agreement, the 2017 Term Loan Note, the 2018 Term Loan Note or the Revolving Note, as applicable, whether at the due date thereof, at a date fixed for prepayment, upon acceleration or otherwise; or

(b)     Borrower shall fail to pay any interest on the 2017 Term Loan, the 2018 Term Loan or the Revolving Credit Facility or any fee or any other amount (other than an amount payable under subparagraph (a) of this Section 8.01) payable under this Agreement, the 2017 Term Loan Note, the 2018 Term Loan Note or the Revolving Note, as applicable, or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of ten (10) days; or

(c)     nonpayment by any Loan Party of any Rate Management Obligation when due or the breach by any Loan Party of any term, provision or condition contained in any Rate Management Agreement, and such nonpayment or breach shall continue after the applicable grace period, if any, specified in the applicable Rate Management Agreement; or

(d)     any Loan Party shall default under, breach any agreement relating to, or fail to make when due any payment, with respect to, any Treasury Management Obligation, and such nonpayment or breach shall continue after the applicable grace period, if any, specified in the applicable Rate Management Agreement; or

(e)     a default or event of default shall occur under or with respect to any other Obligation not otherwise specified in subparagraphs (a), (b), (c) or (d) above, and such default or event of default shall continue after the applicable grace period, if any, therefor; or

(f)     any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to Lender by any Loan Party, or any representative thereof pursuant to or in connection with this Agreement or any other Loan Document shall prove to be materially incorrect when made or deemed made or submitted; or

(g)     any Loan Party shall fail to observe or perform any covenant or agreement contained in Section 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.13, 6.14, 6.16, 6.17, 6.18, 6.19, 6.20, or Article Seven hereof; or

(h)     any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subparagraphs (a) through (g) above) or any other Loan Document, and such failure shall remain unremedied for thirty (30) days after the first to occur of (i) any executive officer of a Loan Party becomes aware of such failure or (ii) notice thereof shall have been given to Borrower by Lender; or

(i)     any Loan Party (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure is not waived or shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(j)     any Loan Party shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in subparagraph (i) of this Section 8.01(j), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Loan Party or for a substantial part of their assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(k)     an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other similar relief in respect of any Loan Party or their debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for Borrower, any other Loan Party or for a substantial part of their assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(l)     any Loan Party shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(m)     Borrower’s common stock shall be delisted from the NASDAQ Global Market® Exchange; or

(n)     an ERISA Event shall has occurred that, in the opinion of Lender, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in or have a Material Adverse Effect; or

(o)     any judgment or order for the payment of money, not fully covered by insurance or a bond, in excess of $500,000.00 in the aggregate shall be rendered against any Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(p)     any non-monetary judgment or order shall be rendered against any Loan Party that has or could reasonably be expected to have a Material Adverse Effect, and there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(q)     the modification of the terms or provisions of any agreement, instrument or other document relating to any Subordinated Debt without Lender’s prior written consent, unless such modification is permitted by the applicable Subordination Agreement; or

(r)     a Change in Control shall occur or exist with respect to any Loan Party; or

(s)     any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby; or

(t)     any Loan Party shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to have or result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree, ordinance, or order of any court of competent jurisdiction, Governmental Authority, or municipality; or

(u)     there shall be any evidence received by Lender that reasonably leads it to believe that the Loan Parties may have directly or indirectly been engaged in any type of criminal activity which would be reasonably likely to result in the forfeiture of a substantial portion of their assets or properties to any Governmental Authority; or

(v)     the default beyond any grace period under any agreement with respect to any Subordinated Debt, and (i) such default consists of the failure to pay any principal, premium or interest with respect to such Indebtedness or (ii) such default consists of the failure to perform any covenant or agreement with respect to such Indebtedness, if the effect of such default is to cause or permit such Indebtedness to become due prior to its maturity date or prior to its regularly scheduled date of payment;

then, and in every such event (other than an event with respect to the Loan Parties described in subparagraph (j) or (k) of this Section 8.01) and at any time thereafter during the continuance of such event, the Lender may take any or all of the following actions, at the same or different times: (A) declare the principal of and any accrued interest on the Credit Facilities, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties, (B) exercise all remedies contained in any other Loan Document, and (C) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either subparagraph (j) or (k) of this Section 8.01 shall occur, the principal of the Credit Facilities then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically immediately become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

8.02     Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by the Lender after an Event of Default arises shall be applied as follows:

(a)     first, to the reimbursable expenses of the Lender incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(b)     second, to the fees and other reimbursable expenses of the Lender then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c)     third, to interest then due and payable under the terms of this Agreement and the Notes, until the same shall have been paid in full;

(d)     fourth, to the outstanding principal amount of the Credit Facilities, in such order, manner and tenor as Lender shall determine in its sole absolute discretion, until the same shall have been paid in full to Lender;

(e)     fifth, to all other Obligations until the same shall have been paid in full to Lender; and

(f)     sixth, to the extent any proceeds remain, to the Borrower or other parties lawfully entitled thereto.

Article Nine
MISCELLANEOUS

9.01     Notices.

(a)     Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Loan Parties:           Superior Uniform Group, Inc.

10055 Seminole Boulevard

Seminole, Florida 33772

Attention: Andrew D. Demott, Jr.

Facsimile Number: 727-803-2642

With a copy to:                   Hill Ward Henderson

101 East Kennedy Boulevard

Suite 3700

Tampa, Florida 33602

Attention: David S. Felman, Esquire

Facsimile Number: 813-221-2900

To the Lender:                    Branch Banking and Trust Company

401 E. Jackson Street

Suite 2000

Tampa, Florida 33602

Attention: Thomas M. Lambert

Facsimile Number: 813-314-3206

With a copy to:                  Womble Bond Dickinson (US) LLP

One West Fourth Street

Winston-Salem, NC 27101

Attention: Will Walker, Esquire

Facsimile Number: 336-726-6932

(b)     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided that notices delivered to Lender shall not be effective until actually received by such Person at its address specified in this Section 9.01.

(c)     Any agreement of the Lender to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Loan Parties. Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Loan Parties to give such notice and Lender shall not have any liability to the Loan Parties or other Person on account of any action taken or not taken by Lender in reliance upon such telephonic or facsimile notice. The obligation of the Loan Parties to repay the Credit Facilities and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by Lender of a confirmation which is at variance with the terms understood by Lender to be contained in any such telephonic or facsimile notice.

9.02     Waiver; Amendments.

(a)     No failure or delay by Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Loan Parties and Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Loan Parties therefrom shall in any event be effective unless the same shall be permitted by subparagraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of an advance under the Credit Facilities shall not be construed as a waiver of any Default Condition or Event of Default, regardless of whether the Lender may have had notice or knowledge of such Default Condition or Event of Default at the time.

(b)     No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Loan Parties therefrom, shall in any event be effective unless the same shall be in writing and signed by the Loan Parties and Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.03     Expenses; Indemnification.

(a)     The Loan Parties shall, jointly and severally, pay (i) all reasonable, out-of-pocket costs and expenses of Lender, including the reasonable fees, charges and disbursements of counsel for Lender, in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable, actual out-of-pocket expenses incurred by Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.03, or in connection with the Credit Facilities opened by Lender in favor of Borrower hereunder or any Letters of Credit issued pursuant to the terms hereof, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Credit Facilities or Letters of Credit.

(b)     The Loan Parties shall indemnify Lender and each Related Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Loan Parties or any Subsidiary of any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Credit Facilities or Letters of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Substances on or from any property owned or operated by the Loan Parties or any Subsidiary of any Loan Party, or any actual or alleged Environmental Liability related in any way to the Loan Parties or any Subsidiary of any Loan Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Loan Parties, or any Subsidiary of any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Loan Parties, or any Subsidiary of any Loan Party against an Indemnitee for such Indemnitee’s gross negligence or willful misconduct, if the Loan Parties, or any Subsidiary of a Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)     The Loan Parties shall, jointly and severally, pay, and hold Lender harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)     The Loan Parties shall, jointly and severally, pay, and hold Lender harmless from and against any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by the Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC.

(e)     To the extent permitted by applicable law, the Loan Parties shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any loan or the use of proceeds thereof.

(f)     All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

9.04     Successors and Assigns.

(a)     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Loan Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Lender and (ii) Lender may assign its rights and obligations hereunder and upon such assignment shall be relieved of all obligations hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subparagraph (b) of this Section 9.04 and, to the extent expressly contemplated hereby, the Related Parties of Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     Lender may at any time, without the consent of, or notice to, the Loan Parties, sell participations to any Person (other than a natural person, the Loan Parties or any of their Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of Lender’s rights and/or obligations under this Agreement; provided that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

9.05     Governing Law; Jurisdiction; Consent to Service of Process.

(a)     This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Florida. EACH LOAN DOCUMENT (OTHER THAN AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF FLORIDA.

(b)     The Loan Parties hereby irrevocably and unconditionally submit, for themselves and their property, to the non-exclusive jurisdiction of the United States District Court of the Middle District of Florida, Tampa Division, and of any court of the State of Florida sitting in Hillsborough County, Florida, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Florida state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Loan Parties or their properties in the courts of any jurisdiction.

(c)     The Loan Parties irrevocably and unconditionally waive any objection which they may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 9.05 and brought in any court referred to in paragraph (b) of this Section 9.05. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)     Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 9.01 hereof. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

9.06     Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06.

9.07     Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Loan Parties, any such notice being expressly waived by the Loan Parties to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Loan Parties at any time held or other obligations at any time owing by Lender to or for the credit or the account of the Loan Parties against any and all Obligations held by Lender, irrespective of whether Lender shall have made demand hereunder and although such Obligations may be unmatured. Lender agree promptly to notify the Loan Parties after any such set-off and any application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

9.08     Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Any party to this Agreement may execute a counterpart copy of this Agreement and deliver the same by telecopier, or by an electronically or digitally scanned copy signed counterpart stored in an electronic or digital format (e.g., “.pdf” or “.tft” format) which preserves the graphical or pictorial appearance of the original and delivered by electronic or digital means, such as electronic mail, so that the same may be printed in a tangible format, which shall be deemed an original for all purposes. This Agreement, the Notes and the other Loan Documents constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

9.09     Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Advances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default Condition or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Credit Facilities or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Credit Facilities have not expired or terminated. The provisions of Sections 3.10, 3.13, 3.14 and 9.03 hereof shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Credit Facilities, the expiration or termination of the Credit Facilities or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of any Advances.

9.10     Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.11     Confidentiality. Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information provided to it by the Loan Parties or any Subsidiary in accordance with a previously executed confidentiality and non-disclosure agreement between such parties, except that such information may be disclosed (a) to any Related Party of the Lender, including without limitation accountants, legal counsel and other advisors; (b) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (c) to the extent requested by any regulatory agency or authority; (d) to the extent that such information becomes publicly available other than as a result of a breach of this Section 9.11, or which becomes available to the Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Loan Parties; (e) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and subject to provisions substantially similar to this Section 9.11, to any actual or prospective assignee or Participant; or (f) with the consent of the Loan Parties. Any Person required to maintain the confidentiality of any information as provided for in this Section 9.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

9.12     Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Credit Facilities or any Advance, together with all fees, charges and other amounts which may be treated as interest on such Credit Facility under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Lender in accordance with applicable law, the rate of interest payable in respect of the Credit Facilities or any Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate.

9.13     Waiver of Effect of Corporate Seal. The Loan Parties represent and warrant that neither they nor any Subsidiary is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law or regulation, agrees that this Agreement is delivered by Loan Parties under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

9.14     Patriot Act. The Lender hereby notifies Loan Parties and their Subsidiaries that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Loan Parties and each of their Subsidiaries, which information includes the name and address of such Person and other information that will allow such Lender to identify such Person in accordance with the Patriot Act. Each of the Loan Parties and their Subsidiaries shall provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the Patriot Act.

9.15     Publicity. Each Loan Party consents to the publication by Lender of customary advertising material relating to the transactions contemplated by this Agreement and the Loan Documents using Borrower’s or any other Loan Party’s name, product photographs, logo or trademark.

9.16     Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that the actions and other matters described in Annex X shall be completed in accordance with Annex X. The provisions of Annex X shall be deemed incorporated herein by reference as fully as if set forth herein in its entirety.

All provisions of this Agreement and the other Loan Documents (including, without limitation, all conditions precedent, representations, warranties, covenants, events of default and other agreements herein and therein) shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as otherwise provided in the Loan Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Effective Date the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 9.16 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by this Section 9.16 have been taken (or were required to be taken). The acceptance of the benefits of the Credit Facilities shall constitute a covenant and agreement by each Loan Party to the Lender that the actions required pursuant to this Section 9.16 will be, or have been, taken within the relevant time periods referred to in this Section 9.16 and that, at such time, all representations and warranties contained in this Agreement and the other Loan Documents shall then be true and correct without any modification pursuant to this Section 9.16. The parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

9.17     Amendment and Restatement of Existing Credit Agreement. The parties to this Agreement agree that, on the Effective Date, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation, payment and reborrowing or termination of the Obligations under the Existing Credit Agreement and the other Existing Loan Documents as in effect prior to the Effective Date. All Advances made and Obligations incurred under the Existing Credit Agreement that are outstanding on the Effective Date shall continue as Advances and Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, on the Effective Date: (a) all references in the Existing Loan Documents to the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to this Agreement and the Loan Documents, (b) all obligations constituting “Obligations” with Lender or any Affiliate of any Lender that are outstanding on the Effective Date shall continue as Obligations under this Agreement and the other Loan Documents, and (c) the liens and security interests in favor of the Lender securing payment of the Obligations are in all respects continuing and in full force and effect with respect to all Obligations.

9.18     Consent and Reaffirmation. Each Guarantor hereby consents to the execution, delivery and performance of this Agreement and agrees that each reference to the Existing Credit Agreement in the Loan Documents shall, on and after the date hereof, be deemed to be a reference to this Agreement. Each Guarantor hereby acknowledges and agrees that, after giving effect to this Agreement, all of its respective obligations and liabilities under the Loan Documents to which it is a party, as such obligations and liabilities have been amended by this Agreement, are reaffirmed, and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LENDER:

TRUIST BANK

By: /s/ Thomas M. Lambert

Thomas M. Lambert,

Senior Vice President

[Signature Page to Second Amended and Restated Credit Agreement]

BORROWER:

SUPERIOR GROUP OF COMPANIES, INC.,
a Florida corporation

By: /s/ Andrew D. Demott, Jr.

Andrew D. Demott, Jr.,

Chief Operating Officer, Chief Financial

Officer and Treasurer

GUARANTORS:

FASHION SEAL CORPORATION,
a Nevada corporation

By: /s/ Andrew D. Demott, Jr.

Andrew D. Demott, Jr.,
President

THE OFFICE GURUS, LLC,
a Florida limited liability company

By: Superior Group of Companies, Inc.,
       a Florida corporation, its Sole Member

By: /s/ Andrew D. Demott, Jr.

Andrew D. Demott, Jr.,

Chief Operating Officer, Chief Financial

Officer and Treasurer

BAMKO, LLC,
a Delaware limited liability company

By: Superior Group of Companies, Inc.,
       a Florida corporation, its Sole Member

By: /s/ Andrew D. Demott, Jr.

Andrew D. Demott, Jr.,

Chief Operating Officer, Chief Financial

Officer and Treasurer

[Signature Page to Second Amended and Restated Credit Agreement]

Superior Uniform Arkansas LLC,

an Arkansas limited liability company

By: Superior Group of Companies, Inc.,
       a Florida corporation, its Sole Member

By: /s/ Andrew D. Demott, Jr.

Andrew D. Demott, Jr.,

Chief Operating Officer, Chief Financial

Officer and Treasurer

SUPERIOR UNIFORM GROUP, LLC,
a Florida limited liability company

By: Superior Group of Companies, Inc.,
       a Florida corporation, its Sole Member

By: /s/ Andrew D. Demott, Jr.

Andrew D. Demott, Jr.,

Chief Operating Officer, Chief Financial

Officer and Treasurer

CID Resources, Inc.,
a Delaware corporation

By:      /s/ Andrew D. Demott, Jr.

Andrew D. Demott, Jr.,

Vice President

SUPERIOR GROUP HOLDINGS, Inc.,
a Texas corporation

By:      /s/ Andrew D. Demott, Jr.

Andrew D. Demott, Jr.,

President

SUPERIOR GROUP HOLDINGS (IL), LLC,
an Illinois limited liability company

By: Superior Group of Companies, Inc.,
       a Florida corporation, its Sole Member

By: /s/ Andrew D. Demott, Jr.

Andrew D. Demott, Jr.,

Chief Operating Officer, Chief Financial

Officer and Treasurer

[Signature Page to Second Amended and Restated Credit Agreement]